UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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1615 West Chester Pike

Suite 200

West Chester, PA 19382-6223

Notice of Annual Meeting of Stockholders

To Be Held on Wednesday, November 10, 2010

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Nobel Learning Communities, Inc. (the “Company”) will be held on Wednesday, November 10, 2010, commencing at 9:00 a.m. local time, at the Company headquarters, 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223.

The 2010 Annual Meeting of Stockholders of the Company will be held for the following purposes:

1. To elect three Class II Directors to serve until the third Annual Meeting of Stockholders following their election, and until their successors have been duly elected and qualified, or until their earlier death, resignation or removal;

2. To consider and vote on the adoption of a new incentive equity compensation plan pursuant to which awards may be granted to the Company’s directors, officers, employees, consultants and other service providers;

3. To consider and ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 2, 2011; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 16, 2010 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying proxy statement.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, we urge you to mark, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she returned a proxy.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON NOVEMBER 10, 2010.

The Proxy statement and the annual report to shareholders are available at

http://investor.nobellearning.com/annuals.cfm.

Sincerely,

G. Lee Bohs, Secretary

West Chester, Pennsylvania

October 1, 2010

NOBEL LEARNING COMMUNITIES, INC.

PROXY STATEMENT

Annual Meeting of Stockholders

November 10, 2010

SOLICITATION OF PROXIES, REVOCABILITY AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the Board”) of Nobel Learning Communities, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on November 10, 2010 commencing at 9:00 a.m. local time, at the Company headquarters, 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223. This proxy statement and the accompanying proxy card are being mailed to stockholders on or about October 3, 2010.

Outstanding Shares and Voting Rights

The Board has set the close of business on September 16, 2010 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 10,550,701 outstanding shares of the Company’s Common Stock, par value $0.001 per share, (“Common Stock”). These securities constitute the only class of securities entitled to vote at the Meeting.

The holder of each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter to be considered.

Quorum and Voting

In order to conduct business at the Meeting, a quorum must be present. The presence at the Meeting, in person or by proxy, of the holders of shares representing a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum for the transaction of business. The holders of the Common Stock will vote on all matters submitted to stockholders at the Meeting.

Required Vote for Proposals

Proposal No. 1: Election of Directors

The three directors receiving the highest number of votes cast by stockholders entitled to vote will be elected to serve on the Company’s Board. Recent regulatory changes applicable to New York Stock Exchange member brokerage firms (many of whom are the record holders of shares of Nasdaq-listed companies like us) have changed such that, if you are a beneficial owner and hold your shares in street name, but do not give your broker or other nominee instructions on how to vote your shares with respect to the election of directors, no votes will be cast on your behalf (this result is often referred to as a “broker non-vote”).

Because directors are elected by a plurality of the votes cast, withholding authority to vote your shares with respect to one or more nominees will have no effect on the election of those nominees, but your shares will be counted for purposes of determining whether there is a quorum. If you hold your shares in street name and do not give your broker or other nominee instructions on how to vote your shares with respect to the election of directors, there will be no effect on the outcome of the election but your shares will not be counted for purposes of determining whether there is a quorum.

Proposal No. 2: Adoption of 2010 Omnibus Incentive Equity Compensation Plan

The affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy and entitled to vote thereon will be required for the adoption of our 2010 Omnibus Incentive Equity

Compensation Plan (the “2010 Plan”). A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted, although it will be counted for purposes of determining the number of shares of common stock represented in person or by proxy and entitled to vote. Accordingly, an abstention will have the effect of a negative vote.

Brokers or other nominees do not have discretionary authority with respect to voting on the adoption of the 2010 Plan; therefore, if beneficial owners do not provide instructions with respect to such matter, those shares will not be included in determining whether a quorum is present and will have no effect on the vote.

All Other Matters

All other matters that come before the Meeting, including the ratification of Grant Thornton LLP as our registered independent public accounting firm for the fiscal year ending July 2, 2011 (“Fiscal 2011”), require the approval of a majority of the votes represented by the shares of stock present and entitled to vote thereon. Therefore, abstentions as to particular proposals will have the same effect as votes against such proposals. Broker non-votes will be treated as shares not entitled to vote and will not be included in the calculation of the number of votes represented by shares present and entitled to vote.

Revocability of Proxies

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary or Assistant Secretary of the Company or by the presentation at the Meeting of an instrument of revocation or a duly executed proxy bearing a later date. It also may be revoked by attendance at the Meeting and the casting of a written ballot in person. Unless so revoked, the shares represented by proxies will be voted at the Meeting in accordance with instructions or, as to any matter as to which no instructions are given, for the election of the proposed nominees and proposals.

No Stockholder Proposals

The Company’s certificate of incorporation requires that any stockholder wishing to make a nomination for director or to initiate a proposal or other business at the Meeting must give the Company advance notice before August 20, 2010. In addition, such stockholder advance notice must meet certain other requirements set forth in the Company’s certificate of incorporation, bylaws and guidelines adopted by the Nominating and Corporate Governance Committee of the Board. The Company did not receive such required advance notice from any stockholder, whether before or after the deadline for such notice. As a result, only those matters detailed in this proxy statement will be considered at and voted upon at the Meeting. With respect to election of directors, proxies cannot be voted for any nominees not named in this proxy statement.

Solicitation

The Company will bear the entire cost of preparing, assembling, printing and mailing this proxy statement, the accompanying proxy card, and any additional material which may be furnished to stockholders by the Company. Copies of the Company’s solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their names. The Company’s solicitation of proxies will be made by the use of the mails and through direct communication with certain stockholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation therefore. The Company has engaged StockTrans, Inc., the Company’s transfer agent to distribute materials to brokerage houses, banks, custodians and other nominee holders, but not to act as proxy solicitor. The Company will pay StockTrans, Inc. approximately $3,000 for these services.

SECURITY OWNERSHIP

Common Stock

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Common Stock as of September 16, 2010 by (1) each beneficial owner of more than 5% of the Common Stock; (2) each director and nominee for election as director; (3) each executive officer; and (4) all executive officers, directors and nominees of the Company as a group. The number of shares beneficially owned by each person is determined under the rules of the Securities and Exchange Commission (the “SEC”) and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, a person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after the date on which the determination of beneficial ownership is made. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223.

Beneficial Owner (1)	Beneficial Number of Shares	Ownership Percent of Total (2)
Michael R. Milken (3)	3,857,171	36.6%
Camden Partners Strategic II, LLC (4)	1,768,213	16.7%
Wynnefield Partners Small Cap Value, L.P. (5)	905,430	8.6%
Discovery Group I, LLC (6)	665,737	6.3%
George H. Bernstein (7)	288,667	2.7%
David Beale (8)	24,678	*
Therese Kreig Crane (9)	40,678	*
Steven B. Fink (10)	53,932	*
Peter H. Havens (11)	62,781	*
Richard J. Pinola (12)	61,844	*
Michael J. Rosenthal (13)	31,844	*
Ralph Smith (14)	32,678	*
David L. Warnock (15)	1,800,891	17.1%
G. Lee Bohs (16)	101,500	1.0%
Thomas Frank (17)	141,000	1.3%
Patricia Miller (18)	134,500	1.3%
Dr. Susan W. Race (19)	17,333	*
Jeanne Marie Welsko (20)	65,000	*
All executive officers and directors as a group (13 persons) (21)	2,856,326	24.7%

*	Less than one percent
(1)	The Company believes that each of the stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.
(2)	Applicable percentages are based on 10,550,700 shares outstanding on September 15, 2010, adjusted as required by rules promulgated by the SEC.
(3)

Based on Amendment no. 16 to Schedule 13D filed with the SEC on July 21, 2008, Michael R. Milken, Lowell J. Milken and ET Holdings, LLC (“ET Holdings”) are the managers of Blesbok, LLC (“Blesbok”), and in such capacity may be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, an aggregate of 3,857,171 shares of Common Stock beneficially owned or deemed to be beneficially owned by Blesbok. Hampstead Associates, LLC (“Hampstead”) is the sole manager and the sole member of ET Holdings, and in such capacities may be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, any shares beneficially owned or deemed to be beneficially owned by ET Holdings. Ridgeview Associates, LLC (“Ridgeview”) is the sole manager and the sole member of Hampstead, and in such capacities may be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, any Shares beneficially owned or deemed to be beneficially owned by Hampstead. Michael R. Milken and Lowell J. Milken are the managers of Ridgeview, and in such capacities may be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, any shares beneficially owned or deemed to be beneficially owned by Ridgeview. The address of the principal business office of Blesbok is 1250 Fourth Street, Suite 550, Santa Monica CA 90401.

(4)	Based on Schedule 13D filed with the SEC on October 1, 2008, Camden Partners Strategic II, LLC (“Camden Strategic”) may be deemed to be part of a group also comprised of Camden Partners Strategic Fund II-A, L.P. (“Camden II-A”), Camden Partners Strategic Fund II-B, L.P. (“Camden II-B”), David L. Warnock, Donald W. Hughes, Richard M. Berkeley, and Richard M. Johnston. Messrs. Warnock, Hughes, Johnston and Berkeley are the managing members of Camden Strategic. Camden II-A is the direct beneficial owner of an aggregate of 1,669,206 shares of Common Stock and Camden II-B is the direct beneficial owner of an aggregate of 99,007 shares of Common Stock. Camden Strategic, as the sole general partner of each of Camden II-A and Camden II-B and may be deemed to share voting and dispositive power over the Common Stock beneficially owned by Camden II-A and Camden II-B. In addition, each of Messrs. David L. Warnock, Donald W. Hughes, Richard M. Johnston and Richard M. Berkeley may be deemed to be a beneficial owner of these shares, by virtue of being a managing member of Camden Strategic. The address of the principal business office of Camden Strategic is 500 East Pratt Street, Suite 1200, Baltimore, MD 21202.
(5)	Based on Amendment no. 1 to Schedule 13G filed with the SEC on February 16, 2010, consists of an aggregate of 291,441 shares of Common Stock directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. (“Wynnefield Partners”), an aggregate of 406,197 shares of Common Stock directly beneficially owned by Wynnefield Partners Small Cap Value L.P. I (“Wynnefield Partners I”), an aggregate of 190,892 shares of Common Stock directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd. (“Wynnefield Offshore”), and an aggregate of 16,900 shares of Common Stock directly beneficially owned by Wynnefield Capital, Inc. Profit Sharing Plan, Inc. (“Wynnefield Plan”). Wynnefield Capital Management, LLC (“Wynnefield Capital Management”), as the sole general partner of Wynnefield Partners and Wynnefield Partners I, may be deemed to share voting and dispositive power over the Common Stock beneficially owned by Wynnefield Partners and Wynnefield Partners I. Nelson Obus and Joshua Landes each may be deemed to be a beneficial owner of these shares, by virtue of being a managing member of Wynnefield Capital Management. Wynnefield Capital Inc. (“Wynnefield Capital”), as the sole investment manager of Wynnefield Offshore, may be deemed to share voting and dispositive power over the Common Stock beneficially owned by Wynnefield Offshore. Messrs. Obus and Landes are the principal executive officers of Wynnefield Capital, and may be deemed to share voting and dispositive power over the Common Stock beneficially owned by Wynnefield Capital. Mr. Obus is the portfolio manager for the Wynnefield Plan and may be deemed to share voting and dispositive power over the Common Stock beneficially owned by the Wynnefield Plan. The address of the principal business office of Wynnefield Partners is 450 Seventh Avenue, Suite 509, New York, NY 10123.
(6)	Based on Amendment No. 1 to Schedule 13D filed with the SEC on July 28, 2009, Discovery Group I, LLC (“Discovery Group”) may be deemed to be part of a group also comprised of Discovery Equity Partners, L.P. (“Discovery Partners”), Daniel J. Donoghue, and Michael R. Murphy. Discovery Partners is the direct beneficial owner of 564,807 shares of Common Stock. Discovery Group, as the sole general partner of Discovery Partners, may be deemed to beneficially own and share voting and dispositive power over the Common Stock owned by Discovery Partners, as well as an additional 100,930 shares of Common Stock directly beneficially owned by an investment partnership over which Discovery Group exercised control. Messrs. Donoghue and Murphy, as managing members of Discovery Group, may be deemed to beneficially own and share voting and dispositive power over the Common Stock beneficially owned by Discovery Group. The address of the principal business office of Discovery Group is 191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606.
(7)	Includes 31,000 outstanding shares, and 257,667 shares that Mr. Bernstein has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2010.

(8)	Consists of 6,277 outstanding shares and 15,000 shares that Mr. Beale has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 10, 2010. Also includes a grant of 3,401 shares of restricted stock which vest November 4, 2010.
(9)	Consists of 12,277 outstanding shares and 25,000 shares that Dr. Crane has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2010. Also includes a grant of 3,401 shares of restricted stock which vest November 4, 2010.
(10)	Consists of 25,531 outstanding shares and 25,000 shares that Mr. Fink has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2010. Also includes a grant of 3,401 shares of restricted stock which vest November 4, 2010.
(11)	Consists of 19,609 outstanding shares and 30,000 shares that Mr. Havens has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2010. Also includes 1,551 outstanding shares held by Mary L. Smith Trust TFBO his son and 1,970 outstanding shares held by Mary L. Smith Trust TFBO his daughter over which Mr. Havens has sole voting and dispositive authority and as to which Mr. Havens disclaims beneficial ownership. Also includes 6,250 outstanding shares held by his wife over which Mr. Havens has sole voting and dispositive authority and as to which Mr. Havens disclaims beneficial ownership. Also includes a grant of 3,401 shares of restricted stock which vest November 4, 2010.
(12)	Consists of 34,277 outstanding shares and 24,166 shares that Mr. Pinola has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2010. Also includes a grant of 3,401 shares of restricted stock which vest November 4, 2010.
(13)

Consists of 4,277 outstanding shares and 24,166 shares that Mr. Rosenthal has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2010. Also includes a grant of 3,401 shares of restricted stock which vest November 4, 2010. Mr. Rosenthal’s address is 37 West 12th Street, New York, NY 10011.

(14)	Consists of 4,277 outstanding shares and 25,000 shares that Mr. Smith has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2010. Also includes a grant of 3,401 shares of restricted stock which vest November 4, 2010. Mr. Smith’s address is 701 St. Paul Street, Baltimore, MD 21202.
(15)	Consists of 4,277 outstanding shares and 25,000 shares that Mr. Warnock has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2010. Also includes a grant of 3,401 shares of restricted stock which vest November 4, 2010. Also includes shares owned by Camden Strategic (see footnote 4), of which Mr. Warnock is a managing member of the sole general partner. Mr. Warnock disclaims beneficial ownership of any shares held by Camden II-A or Camden II-B. Mr. Warnock’s address is 500 East Pratt Street, Suite 1200, Baltimore, MD 21202.
(16)	Consists of 500 outstanding shares and 100,000 shares that Mr. Bohs has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2010.
(17)	Consists of 11,500 outstanding shares and 129,500 shares that Mr. Frank has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2010.
(18)	Consists of 134,500 shares that Ms. Miller has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2010.
(19)	Consists of 17,333 shares that Dr. Race has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2010.
(20)	Consists of 65,000 shares that Ms. Welsko has the right to purchase upon the exercise of options which are or will be exercisable within 60 days after September 15, 2010.
(21)	Includes information contained in the notes above, as applicable.

PROPOSAL 1

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Nominees

Three directors will be elected at the Meeting to serve as Class II Directors until the 2013 annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until such director’s earlier death, resignation or removal. The Board determined that, in order to more evenly distribute its directors among the three classes, Class II will include three directorships going forward, and one of the four Class I directors will be re-assigned to Class II so that each class will consist of three directors. In connection with this determination, the Board is nominating David Warnock, who currently serves as a Class I director, to serve as one of three Class II directors. We anticipate that Mr. Warnock will tender his resignation as a Class I director upon his election as a Class II director.

The nominated directors will be elected by a plurality of the votes properly cast in person or by proxy. If so authorized, the persons named in the accompanying proxy card will vote the shares represented by the accompanying proxy card for the election of each nominee named in this proxy statement. Stockholders who do not wish their shares to be voted for a particular nominee may so indicate in the space provided on the proxy card. If any nominee becomes unable or unwilling to serve at the time of the Meeting, which is not anticipated, the Board, at its discretion, may designate a substitute nominee or nominees, in which event the shares represented by the accompanying proxy card will be voted for such substituted nominee or nominees. All of the nominees for election currently serve as directors, and have consented to continue to serve if elected.

The Board recommends a vote FOR each of Messrs. Bernstein, Rosenthal and Warnock to serve as

Class II directors of the Company.

The following table sets forth information with respect to the nominees and the continuing directors:

Name of Nominee or Director	Age	Principal Occupation	Director Since
Nominees for a term expiring in 2013 (Class II Directors):
George H. Bernstein	49	President and Chief Executive Officer of the Company	2003

Michael J. Rosenthal	66	Chairman and President of M. J. Rosenthal and Associates, Inc.	2004

David L. Warnock	52	Partner of Camden Partners Holdings, LLC	2003

The Board of Directors recommends a vote FOR each of the nominees listed above.

Continuing directors with a term expiring in 2012 (Class I Directors):

Richard J. Pinola	64	Retired Chief Executive Officer of Right Management Consultants	2004

Peter H. Havens	56	Chairman of Baldwin Management, LLC	1991

Ralph Smith	62	Senior Vice President of The Annie E. Casey Foundation	2004

David L. Warnock (1)	52	Partner of Camden Partners Holdings, LLC	2003

Continuing Directors with a term expiring in 2011 (Class III Directors):

Therese Kreig Crane, Ed.D.	60	Senior Education Advisor of e-Luminate Group; Non-Executive Chairman of the Board of Directors	2004

Steven B. Fink	59	Vice Chairman, Krest, LLC (formerly Knowledge Universe).	2003

David Beale	49	President of the I-Grace Company	2006

(1)	Mr. Warnock has been nominated as a Class II directors to more evenly distribute the directors amongst the three classes. Upon election as a Class II Director, Mr. Warnock is expected to resign as a Class I director.

The following description contains certain information concerning the directors and nominees, including current positions and principal occupations during the past five years.

David Beale. Since August 1, 2010 Mr. Beale has been a full time consultant and acting CEO of Salon Plaza, LLC, a provider of turnkey salon facilities and education services to beauty professionals. From February 2009 to March 2010, Mr. Beale held the position of President of The I-Grace Company, Inc. a high end residential construction company. From January 2004 through October 2007, Mr. Beale was the founder and Chief Executive Officer of SuccessLab Learning Centers, Inc., a supplemental education company specializing in cognitive and perceptual skills development. Prior to establishing SuccessLab, Mr. Beale founded VANTAS (aka Alliance National) in 1986 and served as President, Chief Executive Officer, and Director until May 2000 when the company was merged with HQ Global Workplaces. VANTAS operated business centers that provided furnished office space and business support services on short notice with flexible contract terms. Mr. Beale grew VANTAS from a single location in Washington, DC in 1986 to over 200 locations at the time of the merger with HQ Global Workplaces. We believe that Mr. Beale’s extensive executive experience in the education and real estate sectors, as well as his experience in managing businesses with multiple locations through the United States, enable him to contribute substantial insight into our operations and opportunities for growth.

George H. Bernstein. Mr. Bernstein was named the Company’s Chief Executive Officer and a Director in July 2003, and currently holds the title of President and Chief Executive Officer. Between 1997 and 2002, Mr. Bernstein was employed in various positions with Cole National Corporation. Between 2000 and 2002, Mr. Bernstein was President of Pearle Vision, Inc., an 840 unit operator and franchiser of optical retail stores. During parts of 1999 and 2000, Mr. Bernstein was Executive Vice President—Strategic Planning and President of Vision Operations for Cole Vision. Between 1997 and 1999, Mr. Bernstein was the Senior Vice President and General Manager at Things Remembered, an 800 store chain of personalized gift stores. Mr. Bernstein started his business career as a consultant with Bain and Company, a leading strategy consulting firm. In 2008, Mr. Bernstein was named the Philadelphia Region Entrepreneur of the Year for the Business and Consumer Services category. Mr. Bernstein earned a B.S. degree in Business Administration from Bucknell University, and a J.D. degree from Harvard Law School. Mr. Bernstein was named as a director pursuant to his employment agreement. See “Employment Agreements with Executive Officers.” We believe that, as our Chief Executive Officer, Mr. Bernstein brings to the Board a deep knowledge and understanding of the Company’s day-to-day operations. His prior executive experience in business with multiple retail locations gives him an extensive understanding of the challenges that managing a business in multiple geographic markets entails. In addition, his experience in operating businesses subject to regulation by agencies in multiple jurisdictions, his law degree and experience in strategic planning are all assets and skills that contribute to this Board.

Therese Kreig Crane, Ed.D. Dr. Crane currently serves in various leadership capacities within the education industry, including trustee for the National Education Association Foundation (2003-present) and the Western Governors University (2001-present), director of Tutor.com (2005-present), and as Chairman of the Board of Directors of Nobel Learning Communities, Inc. (2004-present). Dr. Crane is currently also a director of National American University Holdings (NAUH) and The Curriki Foundation. Previously, Dr. Crane served as a director of Questia Media, Inc. (2001-2009), Camden Learning Corporation (2007-2009) and Blackboard K-12 Advisory. From 2003 until June 2005, Dr. Crane served on the board of AlphaSmart. In August 2003, Dr. Crane formed Crane Associates. As sole proprietorship, she is engaged in the educational technology consulting practice, advising educational technology companies in business strategy, marketing and sales. Dr. Crane was engaged as a retained consultant by Infotech Strategies (now the e-Luminate Group) in 2003 and currently serves as the Senior Education Advisor. From 2000 to 2003, Dr. Crane was Vice President, Information and Education Products at America Online. Prior to that, she was President of Jostens Learning Corporation and its successor company, Compass Learning. Dr. Crane also held various positions with Apple Computer, including Senior Vice President, Education of Americas, and was a corporate officer as Apple computer’s Senior Vice President Worldwide Strategic Market Segments. Dr. Crane started her career as an elementary school classroom teacher. Dr. Crane has a B.S. in elementary education and mathematics from the University of Texas at Austin, and M.Ed. in early childhood education and an Ed.D. in administrative leadership from the University of North Texas. We believe that Dr. Crane’s leadership roles in for-profit and non-profit organizations throughout the education sector allow her to contribute valuable insight into the development and implementation of our educational programs. Her background as an educator and expertise in educational technology combined with her service as a director and executive within many educational organizations also enables her to provide industry knowledge and guide the Board on matters of corporate governance and organization.

Steven B. Fink. Mr. Fink has been the Chief Executive Officer of Lawrence Investments, L.L.C., a technology and biotechnology private equity investment firm that is controlled by Lawrence J. Ellison, since May 2000. Mr. Fink also served a Vice Chairman of Knowledge Universe (now renamed Krest, LLC), a position he held since 1996. From October 1999 to October 2000, he served as Chief Executive Officer of Nextera Enterprises, Inc., an economic consulting company affiliated with Knowledge Universe. From 1981 to 1986, Mr. Fink served as Chief Executive Officer and Chairman of the board of directors of Anthony Manufacturing Company, a specialty glass and conductive coatings manufacturer. He currently serves as Vice Chairman of Heron International, a European real estate development company, and as a Director of K-12, a NYSE listed Education Company operating virtual Charter Schools. Mr. Fink also serves on the boards of directors of privately held companies. Mr. Fink has a B.S. from the University of California at Los Angeles and a J.D. and an

L.L.M. from New York University. We believe that Mr. Fink’s experience in the education sector and private equity enables him to contribute to the Board’s discussion of financing and growth opportunities.

Peter H. Havens. Mr. Havens has been Chairman of Baldwin Management, LLC, an investment management concern, since July 1999. Previously, he was the Executive Vice President of Bryn Mawr Bank Corporation overseeing the Investment Management and Trust Division. From 1982 through May 1995, Mr. Havens served as manager of Kewanee Enterprises, a private investment firm located in Bryn Mawr, Pennsylvania. He is also chairman of the board of directors of Petroferm, Inc. and Lankenau Hospital Foundation, and a Trustee Emeritus of Ursinus College. We believe that Mr. Havens contributes substantial expertise in investment banking and finance to the Board, which expertise is drawn upon in his role as Audit Committee chairman and financial expert, and as a member of the Compensation Committee. We believe that this extensive experience enables him to contribute to the Company’s long-term financial planning.

Richard J. Pinola. Mr. Pinola was Chairman and Chief Executive Officer of Right Management Consultants, a global consulting firm specializing in career transition and organizational consulting services. He served as a director of Right since 1990 and as Chief Executive Officer from July of 1992 to 2005. Prior to joining Right Management Consultants, Mr. Pinola was President and Chief Operating Officer of Penn Mutual Life Insurance Company, a diversified financial services firm. He is a director on the boards of, the Visiting Nurses Association, King’s College, Kenexa Technology, GPS Investment Advisors, and Corporate Property Associates 15, 16, and 17. He previously served on the Boards of Bankrate.com and Ktron International. Mr. Pinola has been a regular speaker on worldwide workforce issues, and has been a guest lecturer at The Yale School of Management. He has served on the boards of directors of the American Lung Association, Janney Montgomery Scott, LLC, the Life Office Management Association, and the Horsham Clinic. Mr. Pinola was the founder and director of The Living Wills Archive Company and a founder and board member of the Mutual Association for Professional Services. We believe that Mr. Pinola brings to the Board extensive expertise in executive management and consulting accumulated over his service as an executive and director within the organizational consulting industry. His role as chairman of the Compensation Committee draws upon this expertise and enables him to contribute to the Board his knowledge of current trends in compensation and management.

Michael J. Rosenthal. Since 1986, Mr. Rosenthal has served as chairman and president of M.J. Rosenthal and Associates, Inc., an investment banking and consulting company. In addition to being a director of Nobel Learning Communities, Inc., Mr. Rosenthal also serves on the boards of Maxxam, Inc. and Organic Alliance Inc., as well as on the boards of the Brooklyn Botanic Garden and the Horticultural Society of New York. Over the last several years, Mr. Rosenthal also has served as chairman, a director and/or Chief Executive Officer of a number of companies including: American Vision Centers, Inc., Bill Blass New York, Northwestern Steel & Wire Company, Skins, Inc., Western Auto and Wilson Sporting Goods Company. We believe that Mr. Rosenthal’s leadership experience in investment, consulting and business operations provides the Board with insight into the business practices and strategies across several industries. Mr. Rosenthal’s service as chairman or director of several public and private companies enable him to contribute knowledge about varied corporate governance and management approaches adopted by other board of directors of other companies.

Ralph Smith. Mr. Smith is Executive Vice President of The Annie E. Casey Foundation, a private philanthropy dedicated to helping build better futures for disadvantaged children in the United States. From 1975 to 1997, Mr. Smith was a member of the faculty of the Law School of the University of Pennsylvania, teaching corporate law, securities regulations, and education law and policy. Mr. Smith has served on the board of LeapFrog Enterprises, Inc., Venture Philanthropy Partners, a non-profit philanthropic investment organization serving the National Capital Region, and the Center for Responsible Lending, a non-profit research and policy organization protecting home ownership and family wealth. He has served as counsel to the Congressional Black Caucus and as cooperating attorney for the NAACP, the Center for Constitutional Rights, and the National Conference of Black Lawyers. Mr. Smith has also held a number of senior leadership positions for the School District of Philadelphia, including chief of staff and special counsel. Mr. Smith received his undergraduate degree from Loyola University of Los Angeles, a J.D. from the University of California and served as a Teaching Fellow and LLM/SJD candidate at Harvard University. We believe that Mr. Smith’s experience as an educator and as a foundation executive, and as a board member in both for-profit and non-profit education ventures gives him a valuable perspective on the development of our Company and its role in the evolving education sector. Mr. Smith’s training as an attorney also makes him an important contributor to our Nominating and Corporate Governance Committee, where he helps to shape the Board’s governance policies in accordance with applicable rules and industry trends.

David L. Warnock. Mr. Warnock is a Partner with Camden Partners and co-founded the firm in 1995. He has over 25 years of investment experience and focuses on investments in the business and financial services and education sectors. He serves on the board of National American University, Inc., New Horizons Worldwide, Inc., The Princeton Review, Inc., Primo Water Corporation, Questar Assessment, Inc., Towne Park Ltd., Ranir LLC, CIBT School of Business and Technology Corp., Santa Rosa Consulting, Inc. and formerly served on the board of American Public Education, Inc., all of which are Camden Partners’ portfolio companies. Mr. Warnock served as the Chairman of Nobel Learning from September 2003 through February 2004. Mr. Warnock has previously served on the boards of Concord Career Colleges from 1997 through 2006 and Children’s Comprehensive Services, Inc. from 1993 to 2000. Previously, Mr. Warnock was President of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II. He was also co-manager of the T. Rowe Price New Horizons Fund. Mr. Warnock was employed by T. Rowe Price Associates from 1983 to 1995. Upon forming Camden Partners (formerly known as Cahill, Warnock & Company) and until December 31, 1997, he served as a consultant to the advisory committees of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II. Mr. Warnock started his career at Welch and Forbes, Boston-based private trustees. Mr. Warnock is also involved with numerous non-profit organizations. He is the Chairman of the Center For Urban Families, as well as former Chairman of the Board for Calvert Education Services, the nation’s largest non-sectarian homeschooling organization. He is Founder and Trustee of the Green Street Academy in Baltimore City. He also serves on the board of the University of Wisconsin Applied Security Analysis Program and is a trustee on the board of the Baltimore Museum of Art & the Georgia O’Keeffe Museum. Mr. Warnock earned a B.A. degree from the University of Delaware (1980) and a M.S. (in Finance) from the University of Wisconsin (1982). Mr. Warnock is also a Chartered Financial Analyst. We believe that Mr. Warnock’s career of investment in and leadership of, companies within the education sector provides the Board with a perspective of emerging best practices to governance, development and financing from different corners of the industry.

INDEPENDENCE OF THE BOARD

As required under the listing standards of The Nasdaq Stock Market (“Nasdaq”), a majority of the members of a listed company’s Board must qualify as “independent,” as affirmatively determined by the Board. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the Nasdaq rules, a listed company’s Board is required to make a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Consistent with these considerations, after review of all relevant information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and its senior management and independent auditors, the Board has determined affirmatively that Dr. Crane and Messrs. Beale, Fink, Havens, Pinola, Rosenthal, Smith and Warnock are independent directors within the meaning of the applicable Nasdaq listing standards.

BOARD LEADERSHIP AND OVERSIGHT

The Board is led by a Chairman of the Board and chairmen of the various Board committees. The Company has determined that it is appropriate for the Chairman of the Board to be an independent director, so that the same person does not fill the roles of chairman and chief executive officer. Notwithstanding this determination, the Board has not adopted a formal policy that separation of such roles is required, and may determine that future circumstances warrant the allocation of the roles of chief executive officer and Chairman of the Board to a single person.

Our Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant committees that report on their deliberations to the Board. The oversight responsibility of our Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. The Board and its committees oversee risks associated with their respective principal areas of focus, as summarized below.

•

Audit Committee – Risks and exposures associated with financial matters, particularly financial reporting and disclosure, tax, internal control over financial reporting, financial and accounting policies and credit and liquidity matters.

•	Nominating and Corporate Governance Committee – Risks and exposure associated with leadership and succession planning and corporate governance.

•	Compensation Committee – Risks and exposures associated with executive employment and executive compensation programs and arrangements, including incentive plans.

•

Strategic Affairs Committee – Risks and exposures associated with macro and micro economic factors that impact strategy including financial liquidity, stock liquidity and ownership, economic conditions and competition. The Strategic Affairs Committee also reviews any proposals or projects that may impact the Company’s ownership structure, including possible joint ventures, business combinations, restructurings or other strategic alternatives or transactions.

MEETINGS OF THE BOARD AND COMMITTEES

During the fiscal year ended July 3, 2010 (“Fiscal 2010”), the Board consisted of nine directors: Messrs. Bernstein, Fink, Beale, Havens, Pinola, Rosenthal, Smith and Warnock and Dr. Crane.

In August 2004, the Board adopted a policy encouraging, but not requiring, all directors to attend the Annual Stockholders’ Meeting, either in person or telephonically. Eight of the Company’s directors attended the 2009 Annual Meeting of Stockholders either in person or via teleconference.

The Board held a total of nine meetings during Fiscal 2010. During Fiscal 2010, each member of the Board attended at least 75% of the aggregate of the number of meetings of the Board and Committees of the Board on which he or she served, held during the period for which he or she was a director or committee member, respectively. In addition, the Board met five times during Fiscal 2010 in executive session without the presence of any director who is also an employee of the Company.

The Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategic Affairs Committee.

Each of the standing committees of the Board has a written charter approved by the Board and each of the charters is available at www.nobellearning.com, by following the “Investor Relations” link. The Board has determined that each member of each standing committee is independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards, and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company. Below is a description of the Audit, Compensation, and Nominating and Corporate Governance and Strategic Affairs Committees.

Audit Committee

During Fiscal 2010, the Audit Committee of the Board was comprised of four directors, Messrs. Havens (Chairman), Beale and Rosenthal and Dr. Crane. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The responsibilities and activities of the Audit Committee are to assist and act on behalf of the Board in fulfilling the Board’s oversight responsibilities with respect to:

•	the Company’s corporate accounting and financial reporting processes;

•	the Company’s system of internal accounting and financial controls;

•	the audits of the Company’s financial statements;

•	the integrity of the Company’s financial statements and reports;

•	the qualifications, independence and performance of the Company’s independent auditors;

•	the oversight of the Company’s complaint procedures related to accounting, internal controls and/or auditing; and

•	the independence and performance of the Company’s independent auditors as further described in the Audit Committee Charter.

The Audit Committee met five times during Fiscal 2010 and, at four of these meetings, met for a period without management and with members of the independent registered accounting firm.

As required by the applicable Nasdaq listing standards, the members of the Audit Committee each qualify as “independent” under the standards established by Nasdaq and the SEC for members of audit committees. The Board has determined that Mr. Havens qualifies as an “audit committee financial expert” as defined in applicable rules and regulations of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Havens’ experience and understanding with respect to certain accounting and auditing matters. This designation does not impose upon Mr. Havens any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Compensation Committee

The Compensation Committee of the Board (the “Compensation Committee”) is currently comprised of three directors, Messrs. Pinola (Chairman), Havens and Beale. The Compensation Committee met two times during Fiscal 2010. During a portion of Fiscal 2010, Mr. Warnock was on the Compensation Committee and served as its Chair. During April 2010, Mr. Warnock resigned as Chair and member of the Committee. Mr. Warnock was replaced as Chair by Mr. Pinola and Mr. Beale was elected to the Committee by the full Board. The responsibilities and activities of the Compensation Committee are described in greater detail in the Compensation Committee Charter.

The principal functions of the Compensation Committee are to:

•

establish performance criteria for the individuals considered executive officers of the Company, including the review and approval of the Company’s financial goals and objectives relating to the compensation of the Chief Executive Officer and other executive officers in light of the overall compensation philosophy set forth in this Charter;

•

evaluate the annual performance of the executive officers and set the annual salary, bonus, equity and other incentive compensation of the Chief Executive Officer (in executive session) and other executive officers, including reviewing and approving grants of equity incentives (including, without limitation, stock options and stock awards) to be granted to other executive officers, as recommended by the Chief Executive Officer;

•

review and approve, in the aggregate, grants or blocks of equity incentives (including, without limitation, stock options and stock awards) to be distributed to employees other than executive officers, as recommended by the Chief Executive Officer;

•

periodically review all equity-based plans and the Company’s incentive compensation plans for the Chief Executive Officer and other executive officers, and (unless the Board has delegated such authority to the Committee) recommend to the Board the adoption of, or material changes in, material employee benefit, bonus, equity and other compensation plans of the Company;

•

supervise and interpret on behalf of the Board the administration of compensation, incentive, equity and benefit plans approved by the Board and/or stockholders in a manner consistent with the terms of such plans, including the grant of equity incentives (including, without limitation, stock options and stock awards) to employees of and consultants to the Company;

•	periodically review policies in the area of senior management perquisites;

•	review and assess on a periodic basis the Company’s policies and procedures relating to 401(k) and similar plans maintained by the Company;

•	perform such duties and responsibilities as may be assigned to the Committee by resolution of the Board or under the terms of any compensation plan; and

•	periodically review and approve the appropriate structure and amount of compensation for the directors.

The Compensation Committee has the authority to engage independent compensation consultants or advisors, as it may deem appropriate in its sole discretion, and to approve related fees and retention terms of such consultants or advisors. The Compensation Committee holds some of its meetings with management and some without management. The Chairman of the Compensation Committee is responsible for leadership of the Compensation Committee and sets meeting agendas.

The Compensation Committee previously engaged Radford Surveys and Consulting, a unit of Aon Consulting (“Radford”), an independent executive compensation consulting firm, to provide advice and assistance to them and to management in the area of executive and non-employee director compensation for the Company. The consultant reported directly to the Compensation Committee and was authorized by it to work with certain executive officers of the Company as well as other employees in the Company’s human resources, legal, and finance departments in connection with the consultant’s work for the Committee. The consultant conducted reviews of the total compensation of the Company’s executive officers, based on the process described in the Compensation Discussion & Analysis contained on page 26 in this proxy statement and prepared reports for review by management and subsequently by the Compensation Committee to be used in determining appropriate levels of compensation for each executive officer. In addition, the consultant has conducted reviews of non-employee director compensation and prepared reports for review by the Compensation Committee to be used in determining appropriate levels of compensation for non-employee directors. During Fiscal 2010, the Compensation Committee hired Exequity, an independent executive compensation consulting firm to advise the Committee on issues related to the implementation of an Executive Management retention plan.

Subsequent to the end of each fiscal year, the Chief Executive Officer gives assessments, succession planning updates and compensation recommendations for each executive officer of the Company to the Compensation Committee. The Compensation Committee considers the Chief Executive Officer’s recommendations and in accordance with the comprehensive compensation program developed by the consultant and approved by the entire Board, then prepares recommendations for the compensation of the executive officers. The Compensation Committee then presents its recommendations for compensation for executive officers to the entire Board and allows for deliberations and questions by the entire Board. After the presentation of the Compensation Committee’s recommendations and after all other non-employee Board members have reviewed the proposal and had any questions discussed and answered, the entire non-employee Board votes on executive compensation matters.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of three directors, Dr. Crane (Chairman), Mr. Smith and Mr. Warnock. The Nominating and Corporate Governance Committee held two meetings during Fiscal 2010. The Nominating and Corporate Governance Committee oversees the director nomination process and the Company’s corporate governance functions and approves related party transactions. The Nominating and Corporate Governance Committee has the primary responsibility for identifying, reviewing and evaluating candidates to serve as directors of the Company, consistent with criteria approved by the Board. The Nominating and Corporate Governance Committee recommends to the Board candidates for election to the Board, makes recommendations to the Board regarding the membership of the committees of the Board, assesses the independence of directors and reviews any potential director conflict of interest relating to directors and executive management. The responsibilities and activities of the Nominating and Corporate Governance Committee are described in greater detail in the Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee has adopted updated guidelines for evaluating nominees for director. The qualifications that the Nominating and Corporate Governance Committee seeks include:

•	achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor;

•	a thorough understanding of the major issues facing public companies similar to the Company, including regulatory and corporate governance issues;

•	sound business judgment, borne of substantial management or policy-making experience;

•	personal and professional integrity, honesty and ethics;

•	adequate time to devote to the duties of a director on our Board and its committees;

•	absence of material interests that would impair a candidate’s ability to exercise independent judgment; and

•	ability to represent fairly and equally all stockholders of the Company.

In the case of incumbent directors, the Nominating and Corporate Governance Committee considers whether the directors continue to satisfy the minimum qualifications described above and whether they possess qualities and experience that justify their re-nomination for election to the Board in light of the Company’s business and structure. In addition, the Nominating and Corporate Governance Committee reviews each incumbent director’s overall service to the Company, including the number of meetings attended (and compliance with any attendance requirements established by the Board or the Nominating and Corporate Governance Committee), level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. The Nominating and Corporate Governance Committee or the Board may modify these guidelines from time to time and will consider other factors as appropriate.

The Nominating and Corporate Governance Committee seeks to include a diverse spectrum of expertise and experience, with each director bringing to the Board experience or knowledge in one or more fields that is useful to the Company and complementary to the background and experience of the Board. To that end, the Nominating and Corporate Governance Committee considers the current composition of the Board to ensure that at least a majority of the directors qualify as independent directors under applicable Nasdaq and SEC rules; at least 3 directors satisfy the financial literacy requirements required for service on the Audit Committee, and that at least one of these directors qualifies as an “audit committee financial expert” under SEC rules; at least 1 director has experience as a senior executive officer of a public or substantial private company; and that at least some of the independent directors have familiarity with the education industry. The Nominating and Corporate Governance Committee believes that Board membership should reflect diversity in its broadest sense, including persons diverse in skills, background, expertise and perspective appropriate for a public company of our size and operational scope.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as it evaluates candidates recommended by other sources. In addition, in connection with consideration of director candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate, among other factors:

•	the size and duration of the recommending stockholder’s interest in the Company;

•	whether the recommending stockholder has a good faith intention to maintain its existing ownership interest in the Company; and

•	all relationships between the recommended nominee and the Company’s competitors, customers, suppliers, labor unions or other persons with special interests regarding the Company.

Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at the Company’s Annual Meeting may do so by delivering a written recommendation to the Chairman of the Nominating and Corporate Governance Committee, c/o Secretary of Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the qualifications of such person to serve as a director.

Strategic Affairs Committee

On August 27, 2008, the Company’s Board established the Strategic Affairs Committee. This committee is comprised of Mr. Pinola, Mr. Beale and Mr. Rosenthal. Mr. Warnock also served on the Strategic Affairs Committee during Fiscal 2010, but resigned as a member effective March 26, 2010.

As more fully described in the committee’s charter the responsibilities and activities of the Strategic Affairs Committee are to assist and act on behalf of and as directed by the Board in the specific instance in fulfilling the Board’s oversight responsibilities with respect to:

•	review and make recommendations with respect to the Company’s strategic plans and long-range objectives;

•	advise and make recommendations to the Board and management with respect to liquidity of the Company’s common stock; including ownership levels and concentration;

•

advise and make recommendations to the Board and management with respect to potential significant joint ventures, business combinations, restructuring and other strategic initiatives which may materially impact the company’s capital structure;

•	evaluate and advise with respect to specific strategic situations, including joint ventures, business combinations, restructurings or other strategic initiatives;

•

negotiate on behalf of the Company the terms and conditions of strategic transactions, particularly in situations where management and/or management members of the Board are interested or otherwise have conflicts of interest; and

•	communicate with such other persons with respect to any strategic transaction as the Committee determines would be appropriate and in the best interests of the Company and its stockholders.

The Strategic Affairs Committee met nine times during Fiscal 2010, to review the micro-economic and macro-economic factors that have been impacting the Company’s business and the concomitant impact on stockholder value and to determine and evaluate potential initiatives and alternatives to create stockholder value.

COMMUNICATIONS FROM STOCKHOLDERS TO THE BOARD

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending a written communication addressed to the Company’s Secretary at 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223. All such communications will be compiled by the Secretary and submitted to the Board or the individual director so designated on a periodic basis. The Board has instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and, in the Secretary’s discretion, not to forward items if they are deemed of a commercial, irrelevant or frivolous nature or otherwise inappropriate for consideration by the Board. These screening procedures are designed to assist the Board in reviewing and responding to stockholder communications in an appropriate manner, and have been approved by a majority of the independent directors of the Board. All communications directed to the Audit Committee in accordance with the procedures set forth in this paragraph that relate to questionable accounting or auditing matters involving the Company will be forwarded promptly and directly to the Chairman (or another member) of the Audit Committee.

COMPENSATION OF DIRECTORS

Effective July 1, 2007, the Board, on the recommendation of the Compensation Committee, adopted a compensation plan for its directors based on a report prepared by Radford Surveys and Consulting, a unit of Aon Consulting. The compensation plan is designed to align the compensation of the directors with the Company’s peer group.

Non-employee directors receive cash compensation in the form of a quarterly retainer of $6,250 and quarterly fees for chairing and/or serving on our four standing Committees (Nominating and Corporate Governance, Compensation, Audit and Strategic Affairs). In addition to receiving the non-employee director retainer, the Chairman of the Board will receive cash compensation in the form of a quarterly retainer of $6,250. The Committee fees are as follows: Audit Committee quarterly fees are $2,500 for chairing the Committee and $1,250 per member; Nominating and Corporate Governance Committee quarterly fees are $1,250 for chairing the Committee and $1,250 per member; Compensation Committee quarterly fees are $1,250 for chairing the Committee and $1,250 per member; Strategic Affairs Committee quarterly fees are $3,125 for chairing the Committee and $2,500 per non-chair member. The Company does not pay an additional fee per meeting; however, the Company does reimburse non-employee Directors for expenses incurred for attending meetings.

Non-employee directors also receive equity compensation. New non-employee directors receive a stock option grant of 10,000 shares of Company common stock upon their election to the Board. This stock option grant immediately vests as of the date of election to the Board. In addition, on the date of each annual stockholders’ meeting, non-employee directors receive an annual restricted stock grant of Common Stock valued at $30,000, based on the then current fair market value of our common stock. The stock grant vests on the earlier of the first anniversary of the date of grant or the day immediately prior to the next annual meeting of stockholders at which directors are elected. If a director attends less than 75% of the meetings of the Board or meetings of their respective Committee during the fiscal year, the director will forfeit the grant of restricted stock for that year. The number of shares awarded for initial and annual restricted stock grants have been based on the average of the high and low of the Common Stock on the day prior to the date of the grant, as reported on NASDAQ Global Market.

At the November 10, 2010 Annual Meeting of Stockholders, Stockholders will be asked to vote on and approve a new Incentive Equity Compensation Plan pursuant to which awards may be granted to the Company’s directors, officers, employees, consultants and other service providers. If this plan is approved by stockholders, the number of shares awarded for initial and annual restricted stock grants, including those scheduled to be awarded to the Board on November 10, 2010, will be based on the closing price of the Common Stock on the date of the grant as required under the new plan.

The following table summarizes compensation for each of the Company’s non-employee directors during Fiscal 2010:

	Committee Membership				Fees earned or Paid in Cash	Restricted Stock Awards (1)	Total
Director’s Name	Audit	Compensation	Nominating and Corporate Governance	Strategic Affairs
Dr. Terry Crane, Chairman	x		x		$60,000	$30,000	$90,000
David Beale	x	x		x	41,250	30,000	71,250
Steven B. Fink					25,000	30,000	55,000
Peter Havens	x	x			40,000	30,000	70,000
Michael J. Rosenthal	x			x	40,000	30,000	70,000
Richard J. Pinola		x		x	42,500	30,000	72,500
Ralph Smith			x		30,000	30,000	60,000
David L. Warnock (2)			x		32,500	30,000	62,500

Total					$311,250	$240,000	$551,250

(1)	The amounts listed above reflect the dollar value recognized, in accordance with ASC 505-50 which provides authoritative accounting guidance regarding equity based payments for non-employees for financial statement reporting purposes during Fiscal 2010.
(2)	Mr. Warnock chaired the Compensation Committee for a portion of Fiscal 2010.

The following table includes certain information with respect to outstanding equity awards at July 3, 2010. The number of options held at July 3, 2010 includes options granted under the 1995 and 2004 Omnibus Equity Incentive Plans:

Director’s Name	Aggregate Outstanding Non- Qualified Stock Option Awards	Aggregate Outsanding Shares Restricted Stock Awards
Dr. Terry Crane, Chairman	25,000	3,401
David Beale	15,000	3,401
Steven B. Fink	25,000	3,401
Peter Havens	30,000	3,401
Richard J. Pinola	24,166	3,401
Michael J. Rosenthal	24,166	3,401
Ralph Smith	25,000	3,401

PROPOSAL 2

APPROVAL OF OUR 2010 OMNIBUS INCENTIVE EQUITY COMPENSATION PLAN

(Item 2 on Proxy Card)

Background

On September 16, 2010, our Board unanimously adopted a resolution approving, subject to approval by our stockholders, the 2010 Omnibus Incentive Equity Compensation Plan (the “2010 Plan”) to supplement the existing 2004 Omnibus Incentive Equity Compensation Plan (the “2004 Plan”).

The Board believes that adoption of the 2010 Plan is in the best interests of, and will provide long-term advantages to, us and our stockholders and recommends approval by our stockholders. Our Board believes that the number of shares of common stock currently available for issuance under the 2004 Plan is insufficient in view of our compensation structure and strategy. The Board has concluded that our ability to attract, retain and motivate top quality employees is material to our success and would be enhanced by our ability to make equity-based grants under a new equity plan. The Board has directed that the proposal to approve the 2010 Plan be submitted to the stockholders for their approval at the Annual Meeting.

As of September 1, 2010: (i) 234,500 shares of common stock remained available for future awards under the 2004 Plan; (ii) 37,000 unvested restricted share awards were outstanding under the 2004 Plan; and (iii) 1,154,000 shares of common stock were subject to outstanding options under the 2004 Plan.

If Proposal 2 is approved, the 2010 Plan will add 1,400,000 shares to the shares available to the Company for equity-based awards. As a result, these shares, together with the shares that remain available for future awards under the 2004 Plan plus any shares of common stock that are restored to availability under the 2004 Plan upon expiration, forfeiture or termination of options or other awards, would be available for any form of award under the 2004 Plan and 2010 Plan, as applicable.

We intend to register the shares that would be available for awards under the 2010 Plan on Form S-8 under the Securities Act of 1933 as soon as practicable after receiving stockholder approval of the 2010 Plan.

The following is a brief summary of the 2010 Plan and is qualified in all respects by the specific language of the full text of the 2010 Plan, a copy of which is attached as Appendix A to the proxy statement.

Summary of the 2010 Plan

Shares Available and Award Limitations. Subject to adjustment in certain circumstances as discussed below, the 2010 Plan authorizes up to 1,400,000 shares of our common stock for issuance pursuant to the terms of the 2010 Plan. The maximum number of shares that may be subject to awards made to any individual in any single calendar year under the 2010 Plan is 150,000 shares.

If and to the extent awards granted under the 2010 Plan terminate, expire, cancel or are forfeited without being exercised and/or delivered, the shares subject to such awards will again be available for grant under the 2010 Plan. Additionally, if any shares subject to an award are withheld in settlement of any exercise price and/or any tax withholding obligation associated with that award, or if an award is settled for cash, those shares subject to the award will be available for grant under the 2010 Plan.

In the event of any recapitalization, stock split or combination, stock dividend, spin-off, merger, reorganization or other similar event or transaction, substitutions or adjustments will be made by the Board to: (i) the aggregate number, class and/or issuer of the securities reserved for issuance under the 2010 Plan; (ii) the number, class and/or issuer of securities subject to outstanding awards; and (iii) the exercise price of outstanding options or stock appreciation rights, in each case in a manner that reflects equitably the effects of such event or transaction.

Administration. The 2010 Plan is administered and interpreted by the Board or by one or more committees of the Board (each a “Committee”). The authority of the Board and any Committee appointed by the Board are co-extensive. Therefore, for the remainder of this discussion, references to the Board will be deemed to include any Committee. The Board has authorized the Compensation Committee to administer the 2010 Plan.

The Board has authority to grant awards under the 2010 Plan and determine the terms of such awards, including the persons to whom awards are to be granted, the type and number of awards to be granted and the number of shares of our common stock to be covered by each award. The Board also specifies the time(s) and conditions upon which awards will be exercisable or settled. The Board is also empowered to interpret the 2010 Plan and any award agreement and to correct any defect, supply any omission and to reconcile any inconsistency contained in the Plan or any award agreement.

Awards. Awards granted under the 2010 Plan may consist of incentive stock options or non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards. Each award is subject to the terms and conditions set forth in the 2010 Plan and to any other terms and conditions specified by the Board and memorialized in a written award agreement.

Eligibility. Employees, directors, consultants and other service providers of ours and our affiliates are eligible to participate in the 2010 Plan, provided, however, that only employees of ours or our subsidiaries are eligible to receive incentive stock options. All of our employees, including our executive officers, and our 8 non-employee directors, will be eligible to participate in the 2010 Plan.

Stock Options & Stock Appreciation Rights

Stock Options

General. The Board may grant options qualifying as incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and/or non-qualified stock options (“NQSOs”).

Term, Purchase Price, Vesting and Method of Exercise of Options. The exercise price of any stock option granted under the 2010 Plan will be the fair market value of such stock on the date the option is granted (or, in the case of ISOs granted to a stockholder that owns more than 10% of the Company’s outstanding common stock, 110% of the fair market value), which as long as our common stock is traded on a national securities exchange, will equal the closing price of our common stock on such exchange on the date of grant.

The Board may determine the option exercise period for each option; provided, however, that the exercise period may not exceed ten (10) years from the date of grant (or, in the case of ISOs granted to a stockholder that owns more than 10% of the Company’s outstanding common stock, five (5) years from the date of grant). Vesting for each option will also be determined by the Board.

Generally, payment of the option price will be made in cash, or with the Board’s consent, in shares of our common stock having a fair market value on the date of exercise equal to the option price, through net-settlement or by such other means as the Board may permit. The participant must pay the option price and the amount of withholding tax due, if any, at the time of exercise.

Stock Appreciation Rights

General. The Board is authorized to grant stock appreciation rights, or SARs, under the 2010 Plan. Upon exercise of a SAR, the participant is entitled to receive an amount equal to the difference between the fair market value of our common stock underlying the SAR on the date of exercise and the fair market value of our common stock underlying the SAR on the date of grant. Such amount may be paid in cash and/or shares of our common stock, as determined by the Board.

Term and Vesting. Unless otherwise specified in the award agreement, the term of SARs granted under the 2010 Plan will be ten (10) years. The Board will determine the vesting schedule of SARs.

Effects of Termination of Service with Us

Generally, unless provided otherwise in the award agreement or determined by the Board, any portion of an option or SAR that is not exercisable upon termination of service will expire immediately upon such termination. The right to exercise any vested option or SAR, or portion thereof, expires ninety (90) days following termination of the participant’s relationship with us for reasons other than death, disability or termination for “cause” as defined in the 2010 Plan. If the participant’s relationship with us terminates due to death or disability, unless provided otherwise in the award agreement or determined by the Board, the right to exercise an option or SAR will terminate on the earlier of one year following such termination or the original expiration date. If the participant’s relationship with us is terminated for “cause,” any option or SAR not already exercised will automatically be forfeited as of the date of such termination.

Restricted Stock Awards

The Board may issue restricted shares of our common stock under the 2010 Plan. A restricted stock award (“RSA”) is an award of shares that will vest based on the occurrence of a condition specified by the Board (such as the completion of a period of service or attainment of a performance goal). Unless provided otherwise in the award agreement or determined by the Board, if a participant’s service terminates before the vesting condition is fulfilled, the shares will be forfeited. While the shares remain unvested, a participant may not sell, assign, transfer, pledge or otherwise dispose of the shares. An award of restricted stock entitles the participant to the right to vote the shares. Unless otherwise determined by the Board, a participant will not have the right to receive any dividends and distributions while the shares underlying a restricted stock award remain restricted.

Restricted Stock Units

The Board may issue restricted stock units, or RSUs, under the 2010 Plan. An RSU is a contractual promise to issue shares (or pay the value of shares) at a specified future date, subject to fulfillment of vesting conditions specified by the Board. An RSU award carries no voting or dividend rights or other rights associated with stock ownership. An RSU award may be settled in shares of our common stock, cash, or in any combination of common stock and cash, as determined by the Board. Unless provided otherwise in the award agreement or determined by the Board, upon a participant’s termination of service, any unvested RSUs will be automatically forfeited.

Performance Awards

The Board may grant performance awards under the 2010 Plan, which may be denominated as a number of shares of our common stock, a dollar amount (up to $1,000,000), or a specified number of other awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition of awards being granted, settled or becoming vested under the 2010 Plan, or as a condition to accelerating the timing of such events.

The performance criteria associated with a performance award will be based on one or more of the following: (1) the attainment of certain target levels of, or a specified percentage increase in, revenues, income before taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, earnings per share, after-tax or pre-tax profits, operational cash flow, return on capital employed or returned on invested capital, after-tax or pre-tax return on stockholders’ equity, the price of the Company’s common stock or a combination of the foregoing; (2) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, the

Company’s bank debt or other public or private debt or financial obligations; (3) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in all or a portion of controllable expenses or costs or other expenses or costs; and (4) any other objective business criteria that would not cause a performance award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code. Performance goals may be established on a Company-wide basis, or with respect to one or more business units, divisions, affiliates or products. In addition, performance goals may be established in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

The Board or Committee may provide, at the time a performance goal is established, that adjustments will be made to the applicable performance goal to take into account, in the manner specified by the Board or Committee, the impact of one or more of the following: (1) gain or loss from all or certain claims and/or litigation and insurance recoveries; (2) the impairment of tangible or intangible assets; (3) stock-based compensation expense; (4) restructuring activities reported in the Company’s public filings; (5) investments, dispositions or acquisitions; (6) loss from the disposal of certain assets; (7) gain or loss from the early extinguishment, redemption, or repurchase of debt; (8) changes in accounting principles; or (9) any other item, event or circumstance that would not cause a performance award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code. Each of the adjustments described in this paragraph may relate to the whole Company or to any subsidiary, division or other operational unit of the Company, as determined by the Board or Committee at the time the performance goals are established. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Board or Committee. Finally, adjustments will be made as necessary to any business criteria related to our stock to reflect changes in corporate capitalization, such as stock splits and reorganizations.

The adoption, disclosure and approval of the foregoing performance criteria are intended to enable the issuance of awards that will constitute “qualified performance-based compensation” exempt from the deduction limitations of Section 162(m) of the Code.

Amendment and Termination of the 2010 Plan. The Board may amend, alter or discontinue the 2010 Plan at any time; provided however, that any amendment that increases the aggregate number of shares of our common stock that may be issued under the 2010 Plan or modifies the requirements as to eligibility for participation, will be subject to approval by our stockholders.

The 2010 Plan will not expire on any particular date. The Board may continue to grant awards so long as shares remain available, provided that no new ISOs will be granted after the 10th anniversary of the date the 2010 Plan was approved by our stockholders (or, if the stockholders approve an amendment that increases the number of shares subject to the 2010 Plan, the 10th anniversary of the date of such approval).

Change in Control. In the event of our change in control, the Board has discretion to, among other things, accelerate the vesting of outstanding awards, cancel unexercised options or unvested awards, cash out outstanding awards or exchange outstanding awards for similar awards of a successor company. A “change in control” will be deemed to have taken place upon:

•

any person becoming a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total power to vote for the election of directors of the Company;

•

the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

•	the sale or other disposition of all or substantially all of the assets of the Company; or

•	a liquidation or dissolution of the Company, or any other event deemed to constitute a change in control for purposes of the 2010 Plan.

Federal Income Tax Consequences of Awards Granted under the 2010 Plan

Set forth below is a general description of the federal income tax consequences relating to awards granted under the 2010 Plan. Participants are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local tax laws.

NQSOs. There are no federal income tax consequences to participants or to us upon the grant of a NQSO. Upon the exercise of a NQSO, participants will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the NQSO and we generally will be entitled to a corresponding federal income tax deduction at that time. Shares issued upon the exercise of a NQSO will have a tax basis equal to their fair market value on the date of exercise, and the holding period of the shares will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss.

ISOs. Participants will not be subject to federal income taxation upon the grant or exercise of an ISO and we will not be entitled to a federal income tax deduction by reason of such grant or exercise. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price is an item of tax preference subject to the alternative minimum tax. A sale of shares acquired by exercise of an ISO that does not occur within one year after the exercise or within two years after the grant of the ISO generally will result in the recognition of long-term capital gain or loss equal to the difference between the amount realized on the sale and the option exercise price and we will not be entitled to any tax deduction in connection therewith.

If such sale occurs within one year from the date of exercise of the ISO or within two years from the date of grant, which we refer to as a disqualifying disposition, the participant generally will recognize ordinary income equal to the lesser of the excess of the fair market value of the shares on the date of exercise over the exercise price, or the excess of the amount realized on the sale of the shares over the exercise price. We generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary compensation income recognized by the participant.

SARs. The participant will not recognize any income upon the grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income equal to the value of the shares of our common stock and/or cash received upon such exercise, and we will be entitled to a congruent deduction. Any shares received in connection with the exercise of a SAR will have a tax basis equal to their fair market value on the date of transfer, and the holding period of the shares will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss.

Restricted Stock. A participant normally will not recognize taxable income upon the award of restricted stock, and we will not be entitled to a deduction, until such stock is transferable by the participant or is no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the shares of our common stock subject to the award are either transferable or are no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the shares of our common stock at that time and the amount paid by the participant for the shares, if any. We will be entitled to a deduction equal to the income recognized by the participant.

A participant may, however, elect to recognize ordinary income in the year the restricted stock is awarded in an amount equal to the difference between the fair market value of the shares of common stock at that time, determined without regard to any restrictions, and the amount paid by the participant for the shares, if any. In this event, we will be entitled to a deduction equal to the amount recognized as compensation by the participant in the same year. In addition, in this event, the participant will not be required to recognize any taxable income upon vesting of the shares. If, after making the election, any shares subject to the award are forfeited, the participant will not be entitled to any tax deduction or refund with respect to taxes previously paid.

In either case, the tax basis of shares subject to a restricted stock award will be equal to their fair market value on the date the participant recognizes ordinary income with respect to the award, and the holding period of the shares will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss.

RSUs. A participant will not recognize taxable income upon the grant of an RSU. At the time shares and/or cash are paid to a participant in settlement of the RSU, the participant will recognize ordinary income equal to the value of the shares and/or cash and we will be entitled to a congruent deduction. Any shares issued in settlement of an RSU award will have a tax basis equal to their fair market value on the date of issuance, and the holding period of those shares will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss.

Performance Awards. If a performance award is settled by the issuance of unrestricted shares of our common stock, the participant receiving the shares will recognize ordinary income equal to the value of the shares at the time of issuance and we will be entitled to a congruent deduction. Those shares will then have a tax basis equal to their fair market value on the date of issuance, and the holding period of those shares will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss.

If a performance award is settled by the issuance of another type of award under the 2010 Plan, the tax consequences of that other award will be the same as described above with respect to the relevant type of award.

Section 162(m). Section 162(m) of the Code limits the federal income tax deductions a publicly held company can claim for compensation in excess of $1,000,000 paid to certain executive officers (generally, the officers who are “named executive officers” in the summary compensation table in the issuer’s proxy statement, excluding the issuer’s principal financial officer). “Qualified performance-based compensation” is not counted against the $1,000,000 deductibility limit. Under the 2010 Plan, options or SARs granted with an exercise price at least equal to 100% of the fair market value of the underlying shares at the date of grant may satisfy the requirements for treatment as “qualified performance-based compensation.” In addition, awards that are conditioned upon achievement of certain performance goals may satisfy the requirements for treatment as “qualified performance-based compensation.” A number of other requirements must be met, however, in order for those awards to so qualify. Accordingly, there can be no assurance that awards under the 2010 Plan will be fully deductible under all circumstances.

New Plan Benefits

Awards are granted under the 2010 Plan at the discretion of the Board. Accordingly, it is not possible to determine the number, name or positions of persons who will benefit from the adoption of the 2010 Plan, if it is approved by stockholders, or the terms of any such benefits.

Board Recommendation

The Board recommends a vote FOR Proposal 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 3 on Proxy Card)

The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) as the independent registered public accounting firm to audit the books, records and accounts of the Company for the fiscal year ending July 2, 2011.

The Audit Committee has recommended that the stockholders vote for ratification of such appointment. A representative of Grant Thornton is expected to be present at the Meeting and will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or laws require stockholder ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the appointment of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the majority of the votes represented by the holders of shares present in person or represented by proxy and entitled to vote at the Meeting will be required to ratify the appointment of Grant Thornton.

The Board recommends a vote FOR Proposal 3.

Audit and Related Fees

Grant Thornton, the Company’s principal independent registered public accounting firm, was engaged by the Company on June 6, 2007.

The following table shows the aggregate fees billed to the Company by Grant Thornton for professional services rendered for Fiscal 2010 and Fiscal 2009:

	Amount ($)
Description of Fees	Fiscal 2010	Fiscal 2009
Audit Fees (1)	$403,789	$480,000
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	4,000	4,000

Total	$407,789	$484,000

(1)	Represents fees for professional services provided for the audit of the Company’s annual financial statements and review of the Company’s financial statements included in the Company’s quarterly reports and work performed as required related to Sarbanes-Oxley compliance testing and the issuance of Grant Thornton’s consent.
(2)	Represents fees paid for use of accounting research website.

The Audit Committee’s policy is to pre-approve all services that our independent registered public accounting firm is permitted to perform for us under applicable federal securities regulations. While the general policy of the Audit Committee is to make such determination at full Audit Committee meetings, the Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee, provided that all such decisions are presented to the full Audit Committee at its next regularly scheduled meeting. In each of Fiscal 2010 and Fiscal 2009, all audit and non-audit services provided by the Company’s independent registered public accounting firm were pre-approved by the Audit Committee.

EXECUTIVE OFFICERS OF THE COMPANY

The following table lists the names, ages and positions held by all executive officers of the Company:

Name	Age	Position
George H. Bernstein	49	President and Chief Executive Officer; Director

Thomas Frank	54	Senior Vice President, Chief Financial Officer

Patricia B. Miller	60	Senior Vice President, Chief Operating Officer

G. Lee Bohs	51	Senior Vice President, Corporate Development

Jeanne Marie Welsko	55	Senior Vice President, Human Resources

Dr. Susan W. Race	59	Senior Vice President, Chief Academic Officer

The following description contains certain information concerning the foregoing persons, except for Mr. Bernstein, as to whom information is found on page 8:

Thomas Frank. Mr. Frank was named the Company’s Chief Financial Officer in January 2004, and also serves as its chief accounting officer. Between 1999 and 2003, Mr. Frank was employed as Chief Financial Officer of Alpha Shirt Company and its subsequent owner, Broder Bros. Co. Mr. Frank started his business career with BDO Seidman LLP. Mr. Frank is a CPA and earned his B.A. in Accounting from The University of Oklahoma.

Patricia B. Miller. Ms. Miller joined the Company in January 2004 as its Chief Operating Officer. Between 1995 and 2003, Ms. Miller was employed in various positions with Sylvan Learning Center, initially as its Vice President Franchise Operations, and served from 1999 through 2003 as its Senior Vice President of Franchise Services. In 2008, Ms. Miller was named a director of PathWays PA. Ms. Miller has a B.A. from The Ohio State University.

G. Lee Bohs. Mr. Bohs joined the Company in May 2006 as its Senior Vice President, Corporate Development. Mr. Bohs has a background in corporate finance and acquisitions. From 1987 until 1999 and from 2002 through 2005 Mr. Bohs served in several key positions at Right Management Consultants, Inc., including Chief Financial Officer, Executive Vice President of Corporate Development and Executive Vice President, International. In August 1999 Mr. Bohs joined Intecap, Inc. as Executive Vice President, Chief Financial Officer and Director, and served in those positions until 2002. Mr. Bohs is a CPA and a graduate of St. Joseph’s University in Philadelphia, Pennsylvania.

Jeanne Marie Welsko. Ms. Welsko joined the Company as its Vice President, Human Resources in September 2003. Between November 2000 and July 2003, Ms. Welsko served as a Human Resources consultant to Alignis, Inc. Prior to this period, she was the Vice President of Human Resources for Nova Care, Inc. from February 1999 through January 2000. Ms. Welsko earned her B.A. from Bloomsburg University and her M.S. degree from Villanova University.

Susan W. Race, Ed.D. Dr. Race joined the Company in September 2008 as Senior Vice President of Education. During September of 2010, Dr. Race was promoted to Senior Vice President and Chief Academic Officer. Prior to joining the Company, Dr. Race served as the Assistant Superintendent of the Pottsgrove School District (2006-2008) and as the House Principal at Central Bucks West High School (2003-2006). Dr. Race has a background in both K-12 and post-secondary education, as well as in business and sales training. During her twenty years of experience in K-12 public education, she served as a teacher, instructional technology specialist, building administrator, professional development and curriculum specialist, and assistant superintendent in various public school systems. In the private sector, Dr. Race worked for McNeil Consumer Products, a division of Johnson & Johnson, and the Purdue Frederick Company as a pharmaceutical sales territory manager and trainer. Dr. Race’s expertise includes instructional technology, strategic planning, leadership and organizational dynamics, best practices in teaching and learning, data informed instruction, and professional development. Her current areas of research interest include change theory, 21st century skills and social entrepreneurism in the K-12 curriculum. Dr. Race holds a B.S. in Business and M.Ed. in Educational Administration from the University of Delaware and an Ed.D in Educational Leadership from Widener University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company’s Compensation Committee is empowered to review and approve the compensation of the Chief Executive Officer, recommend for the approval of the full Board the annual compensation and compensation procedures for our Chief Executive Officer, Senior Vice President and Chief Operating Officer, Senior Vice President and Chief Financial Officer, Senior Vice President of Corporate Development, Senior Vice President of Human Resources and Senior Vice President and Chief Academic Officer (collectively, our “NEOs”).

Objectives of Compensation Program

The primary objective of our executive compensation program is to attract and retain qualified, ethical executives who are enthusiastic about the Company’s mission and culture. A further objective of our compensation program is to provide incentives to reward NEOs for their contribution to the Company and impact on creating long-term stockholder value. We endeavor to ensure that our compensation program is perceived as fundamentally fair to all stakeholders.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to provide a competitive base salary for each NEO versus our peer group and the geographic market from which we recruit and compete for executive talent; to reward NEOs for teamwork, support of our schools and students, and contributions to the Company; and to create long-term stockholder value. In measuring the NEOs’ contributions to the Company, the Compensation Committee considers numerous factors, including the Company’s growth and financial performance. All of our executive officers participate in an incentive compensation plan based primarily on targets relating to revenue and earnings per share growth targets which are set by the Compensation Committee and approved by the non-employee members of the Board. The Board believes that these targets are directly linked to the creation of long-term stockholder value.

Regarding most compensation matters, including executive and director compensation, our management may provide recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. During Fiscal 2006, the Compensation Committee engaged an outside, independent compensation consultant, Radford Surveys and Consulting (“Radford”), to design, develop and/or review executive and Board compensation matters. The Company does not have an exact formula for determining the cash and non-cash components of total compensation, but we do utilize the report prepared by Radford to make certain that the balance between cash and non-cash compensation is consistent with that of our peer group.

The group of peer companies used in the review of total compensation levels consists of publicly traded (or recently publicly traded) education and services companies with annual revenues ranging from approximately $80 million to just over $1 billion and market capitalization ranging from approximately $10 million to $1.2 billion. The peer compensation group was developed by Radford and approved by the Compensation Committee during the year ended July 1, 2006. Since the Company has few specific peers in terms of services, product, market and operations, the companies in the compensation peer group were determined with Radford’s assistance, to provide representation of the broader market in which the Company competes for executive talent. Each company that was included in the compensation peer group is shown below:

Bright Horizons Family Solutions, Inc.

Concorde Career Colleges Inc.

GP Strategies Corp.

INVESTools Inc.

Learning Care Group, Inc.

Learning Tree International Inc.

Lincoln Educational Services Corp.

National Vision Inc.

New Horizons Worldwide Inc.

Princeton Review Inc.

Psychiatric Solutions Inc.

Universal Technical Institute Inc.

Elements of Company’s Executive Compensation Plan

Summary of Compensation Plan Components

During Fiscal 2006, the Compensation Committee of the Board hired Radford to develop a comprehensive Executive Compensation Program (“Compensation Program”). Radford first performed a comprehensive market study to determine a competitive framework based on market and geographic area, as described above, and a set of reference companies against which the Company’s compensation levels and the Compensation Program would be developed and compared. Based on a review of the Radford analysis by the Compensation Committee and its recommendation to the Board, the Compensation Program was approved by the non-employee Directors for implementation for Fiscal 2008. In light of current economic conditions, the Company did not implement a change to NEO base compensation or incentive plans for Fiscal 2010 from Fiscal 2009. As a result, the Compensation Committee determined that no new survey of the peer compensation group was required during Fiscal 2010 and that the existing survey should be relied upon. Management and the Compensation Committee believe there is significant alignment with stockholder interest due to the significant amount of variable NEO compensation included in the NEO Compensation Program as further described below.

The Compensation Program components consist of a base salary component and participation in a short-term cash incentive compensation plan, a long-term equity incentive compensation plan, and a deferred compensation plan. During Fiscal 2010, the Compensation Committee hired Exequity, an independent executive compensation consulting firm to advise the Committee on issues relating to the implementation of an executive management retention plan which is discussed in more detail below. In May 2010, the Compensation Committee proposed to the Board that the Company implement an executive management retention plan. This plan was ratified by the full Board and added as an additional component of the Company’s compensation program in May 2010. It is the Compensation Committee’s intention to set total executive compensation sufficiently high to attract and retain a strong motivated leadership team, but not so high that the Company exceeds the mid-point of compensation in relation to our market competitors and peer group with whom we compete for executive talent. The short- and long-term incentive compensation plans are designed to align the executive’s financial incentives with the interest of our stockholders primarily through the use of discrete and measurable targets. For Fiscal 2010, those targets related to revenue and earnings per share growth. In order to align the objectives and interest of our NEOs, each of them is incentivized based upon the same calculation methodology and targets used in determining annual variable short-term cash incentive compensation. In addition to the market factors and analysis described herein, total executive compensation is determined with reference to each individual executive’s total compensation history.

Base Salary Compensation

Base salaries for our NEOs were initially determined by reference to the market for executive talent at the time the NEO was hired as part of a total compensation program required to hire and retain the executive talent the Company sought. With Radford’s assistance, the Compensation Committee undertook the above described market peer analysis to provide a framework in which current total compensation determinations for our NEOs, on a position by position basis, would be made, and base salaries are one component of the total compensation program. The Radford analysis takes into consideration the scope of each of the executive position’s responsibilities compared to the peer group along with their respective experience, contributions and the compensation paid by the peer group for similar executive positions.

For both Fiscal 2010 and Fiscal 2009, the Compensation Committee approved increases to the NEOs’ base salaries. However, with approval of the Compensation Committee, management voluntarily determined, in light of current economic conditions and in furtherance of stockholders’ interest in improving Company results, to maintain base salaries at the same amounts as Fiscal 2008.

While no increase in base salaries was implemented for Fiscal 2010 or Fiscal 2009, based upon the prior analysis provided by Radford and a review of the peer group’s similar executive positions as they compare to the Company’s specific executive positions, the Compensation Committee determined that the NEOs’ base salaries, as proposed to be increased for Fiscal 2009, were in line with the Company’s base salary compensation objective of being at or below the mid-point in relation to our peer group. According to the Radford report, “Base Salaries were relatively competitive, although below median values.”

Short-Term Cash Incentive Compensation

All of our NEOs have the opportunity to earn annual non-equity incentive compensation through our short-term incentive compensation plan as part of the Company’s Compensation Program for Fiscal 2010. Each of our NEOs participated in this component of the Compensation Program as follows:

NEO	% of Base Salary for non-equity incentive compensation if 100% of target achieved
George H. Bernstein, President and CEO	100%
Thomas Frank, Senior Vice President and CFO	50%
Patricia B. Miller, Senior Vice President and COO	50%
G. Lee Bohs, Senior Vice President—Corporate Development	50%
Jeanne Marie Welsko, Senior Vice President—Human Resources	50%
Dr. Susan W. Race, Senior Vice President—Chief Academic Officer	50%

The table above provides the percentage of base salary to be paid if the Company were to achieve 100% of all of the performance metric targets included in the Company’s short-term cash incentive plan. Each year, the plan may include one or more performance targets. Each performance target is a specific metric which is calculated independent of the other performance targets. Each metric has its own performance target and threshold. Once the threshold is achieved, incentive compensation is earned for that performance target. The incentive compensation achieved by meeting all performance targets equals 100% of the target payout under the plan. For Fiscal 2010, if the Company were to achieve less than 90% of either of its targets, no incentive compensation would be paid relative to that target. In the event that 90% through 100% of either target is achieved, incentive compensation becomes payable, starting at 50% of the eligible percentage described in the table above and increasing in 5% increments for each 1% improvement to an individual target. If the Company exceeded 100% of any target, the incentive compensation percentage increases in 3% increments for each 1% improvement above that target. In addition, the Compensation Committee has absolute discretion to adjust the formula awards upwards or downwards by up to 20% when the Committee deems that circumstances warrant an exception.

Annual non-equity incentive compensation is earned based on performance against pre-defined Company performance targets related to revenue and earnings per share. For Fiscal 2010, these two measures were determined by the Compensation Committee with approval of the Board to be representative of metrics designed to align the NEOs’ total financial incentives with the interest of our stockholders through the use of discrete and measurable targets. The non-equity incentive compensation paid to the NEOs under this program for Fiscal 2010 is based 25% on revenue and 75% on earnings per share targets established prior to the beginning of the fiscal year. Fiscal 2010 targets were $252,700,000 for revenue and $0.68 for earnings per share, representing approximately 15% revenue growth and approximately 58% earnings per share growth over Fiscal 2009 reported amounts. These growth targets provided, in the judgment of the Compensation Committee, a reasonable set of targets that, with the approval of the non-employee Board, would provide adequate growth in long-term stockholder value.

For Fiscal 2010, the revenue performance was $232,035,000, approximately 8.2% below target, and earnings per share performance was $0.18 per share or approximately 74.0% below target. The revenue performance of 91.8% of plan exceeded the threshold level of 90%, while the earnings per share performance of 26.5% of plan fell below the threshold level. Based on these results, the incentive plan compensation formula resulted in a payout of 14.8% of the target amount for each NEO and other Company employees who participate in the annual non-equity incentive plan.

Long-Term Equity Incentive Compensation

The annual long-term incentive equity compensation plan is designed as an integral component of the Company’s Compensation Program for Fiscal 2010 to set total executive compensation sufficiently high to attract and retain a strong motivated leadership team in relation to our market competitors and peer group with whom we compete for executive talent.

The long-term incentive compensation plan was designed to align the executives’ financial incentives with the interests of our stockholders for Fiscal 2010, as approved by the Compensation Committee. During Fiscal 2010, this portion of our compensation plan was revised to provide for the grant of restricted stock awards (“RSAs”) rather than stock options to eligible executive officers. If granted, the RSAs vest three years from the date of grant to support executive retention.

As part of the Company’s Compensation Program, all of our named executive officers have the opportunity to receive stock compensation under the Company’s 2004 Omnibus Equity Incentive Plan (the “Equity Plan”). The Board targeted each annual stock option grant and restricted stock award grant allocated to all executives (not just NEOs) and employees in the aggregate under the long-term equity incentive plan to be approximately one and one-half to two percent of fully diluted outstanding shares, so as not to substantially dilute existing stockholders. A target number of stock options were developed for each NEO. The size of the long term equity incentive plan awards were developed relative to the peer group provided by Radford, who described the Company’s long term incentive compensation relative to that peer group as “generally low.” Under the long-term equity incentive compensation plan, for Fiscal 2010, NEOs received 100% of their target RSAs (in total, this amounted to 13,900 RSAs which will cliff vest at the end of three years) and 120% of their target stock option grants. The stock option grants vest one third per year over a three year period. While the Company’s performance was lower than their plan targets, the Compensation Committee, as ratified by the Board, awarded these shares based upon their determination that the Company’s performance exceeded that of their closest industry competitors and that management performed well in an economic environment and employment situation which significantly negatively impacted the Company and its customers. In addition, the Board believes management continued to invest in its schools and educational programs in a manner which will increase future stockholder value. Additionally, for Fiscal 2010, to reward and retain a broader group of management during what the Board considers a key period for implementing the Company’s strategic plan and a higher than normal period of risk of retention, the Compensation Committee proposed to the Board, and the Board ratified, up to 70,000 shares to be awarded to non-NEO employees throughout the organization as additional equity based compensation in the form of stock options. The equity compensation awarded to all management and other employees is approximately 2.1% of the fully diluted shares, up from approximately 1.3% last year.

The Company’s general policy is for the annual long term incentive equity compensation plan grant to occur within two weeks after the official announcement of the Company’s full year results so that the stock option exercise price reflects a fully informed market price and occurs in connection with a scheduled meeting of our Board and the Compensation Committee. Except in the case of new hires, acquisitions and internal promotions, in which stock option grants would be made on the date of hire, acquisition or promotion, we will not make option grants to executive management at other dates. The grant date is established when the Company’s Compensation Committee approves the grant and presents the grant to the full Board for ratification and all key terms have been determined. Pursuant to the terms of the Equity Plan, the exercise price of each of the Company’s stock options grants is the average of the high and low price of the Common Stock on the day prior to the grant date. In addition, during September 2010, the Compensation Committee proposed to the Board, and the Board ratified a stock option grant of 5,000 shares for Dr. Susan Race in conjunction with her promotion to Senior Vice President and Chief Academic Officer.

Deferred Compensation

The Executive Non-Qualified Excess Plan (the “Deferred Compensation Plan”) is designed to be a long-term incentive and retention component of the Compensation Program. The Company’s contribution, which can vary by year, was set by the Compensation Committee at 10% of total cash compensation for Fiscal 2010. The 10% was determined based on a review and analysis of our peer groups by the Compensation Committee and Radford as described above, and was designed to provide a market competitive long-term savings program for our NEO team. The Deferred Compensation Plan has a five year cliff vesting component that is designed to retain our participating executives. Executives eligible for the Deferred Compensation Plan do not vest in any Company contribution to the Deferred Compensation Plan until the fifth anniversary of the date they begin participation in such plan and are eligible for a Company contribution, unless accelerated vesting occurs due to a change of control of the Company. The Company does not guarantee a return on any voluntary NEO contribution to the plan or on any Company contribution. All contributions to the plan are invested, at each NEO’s discretion, in outside investment funds administered and managed by non-related third parties.

Severance and Retention Arrangements

The Company has entered into an Employment Agreement with its Chief Executive Officer and Severance Agreements with all of its NEOs, the terms of which are discussed on pages 33 through 35 of this proxy statement. Our CEO’s Employment Agreement and the other NEOs’ Severance Agreements provide that if the NEO is terminated by the Company without Cause (as defined in the Severance Agreements), the NEO shall be entitled to receive any accrued but unused vacation, and, in a lump sum payment, a pro rata portion of the NEO’s annual bonus, and a cash severance payment. NEOs are entitled to receive a cash severance payment equal to twelve months or nine months of his or her base salary depending on the position. The Company is also obligated to continue to provide certain customary benefits to the NEOs for certain periods.

In May of 2010, the Company entered into certain agreements with our NEOs, which entitled each of them to be eligible to receive retention bonuses over a two-year period. The Compensation Committee believes that these special retention awards are necessary to secure the continued dedication of the CEO and other critical senior management given the current uncertainties in the business environment facing companies in the educational sector and to maintain executive focus on increasing stockholder value despite these uncertainties and related risks to the executives’ employment. In development of such awards, the Compensation Committee retained Exequity to assist with recommendations for retention incentive design. Exequity provided the Compensation Committee with information on the values and designs of effective retention incentive programs that have been adopted by companies facing similar operating environments and retention challenges as those faced by the Company. The overall program design and the potential values of the retention incentive awards were developed by the Compensation Committee with the objective of aligning with median market practices and “best practices” for retention incentive arrangements.

Our change in control compensation and retention plan is designed to be a retention component of total executive compensation. The components of the program were determined based on the review and analysis by the Compensation Committee, Radford Surveys and Consulting and Exequity, and was designed to provide a market competitive total compensation and retention program for our NEO team that also accounts for the change in control risk associated with a micro-cap public company and the issues in attracting and retaining executive management in a company where the majority of outstanding stock is controlled by a small number of ownership groups.

Other Benefits

The Company’s NEOs and certain other executives are eligible for certain limited perquisites. These include Code Section 401(k) participation, car allowances, health insurance partially paid for by the Company, employee tuition discounts, life insurance and short term disability insurance which are offered to be competitive with other companies in the education market and to continue to attract and retain highly qualified executive talent.

Accounting and Tax Considerations

Under ASC 718, which provides accounting guidance regarding share-based payments to employees, we are required to value unvested stock options under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period.

When required, we have structured our compensation program to comply with Code Sections 162(m) and 409A (or to fall within an exception to the rules of Section 409A). Under Section 162(m) of the Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance based.

Section 409A of the Code substantially revised the deferral, distribution and other rules for tax-effective “nonqualified deferred compensation plans” and arrangements, as defined in that Section. For example (and without limitation), payments from a nonqualified deferred compensation plan subject to Code Section 409A which are triggered by termination of employment must be delayed for six months following termination for executives who are classified as “key employees” under IRS rules. Certain arrangements, such as stock option plans, incentive compensation plans and severance arrangements may or may not be subject to Code Section 409A depending on how they are designed and administered.

If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk or forfeiture. In such case, the individual is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. The Company does not have any individuals with non-performance based compensation paid in excess of the Code Section 162(m) tax deduction limit.

Summary Compensation Table

The following table includes information concerning compensation for Fiscal 2010 and the fiscal years ended July 3, 2010, June 27, 2009 (“Fiscal 2009”) and June 28, 2008 (“Fiscal 2008”), respectively, in reference to the six members of our executive team, our NEOs.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
George H. Bernstein,	2010	387,346	—	—	88,984	55,050	—	46,023	577,403
President and Chief Executive Officer	2009 2008	373,000 368,961	— —	— —	244,300 155,400	— 261,100	— —	28,227 77,886	645,527 863,347
Thomas Frank,	2010	267,923	—	—	47,670	19,050	—	32,030	366,673
Senior Vice President and Chief Financial Officer	2009 2008	258,000 255,846	— —	— —	146,600 77,700	— 90,300	— —	20,135 49,311	424,735 473,157
Patricia B. Miller,	2010	238,846	—	—	47,670	17,000	—	29,230	332,746
Senior Vice President and Chief Operating Officer	2009 2008	230,000 228,249	— —	— —	146,600 77,700	— 80,500	— —	17,661 47,439	394,261 433,888
G. Lee Bohs,	2010	254,423	—	—	47,670	18,100	—	30,730	350,923
Senior Vice President—Corporate Development	2009 2008	245,000 243,115	— —	— —	146,600 77,700	— 85,750	— —	18,441 47,421	410,041 453,986
Jeanne Marie Welsko,	2010	162,000	—	—	38,136	11,500	—	22,696	234,332
Senior Vice President—Human Resources	2009 2008	156,000 153,576	— —	— —	124,600 53,280	— 54,600	— —	13,961 34,557	294,561 296,013
Dr. Susan W. Race	2010	164,230	—	—	38,136	11,900	—	24,533	238,799
Senior Vice President—Chief Academic Officer	2009 2008	112,500 n.a.	— n.a.	98,885 n.a.	96,900 n.a.	25,000 n.a.	— n.a.	12,230 n.a.	345,515 n.a.

(1)

Salaries include amounts deferred by the NEO under the Company’s 401(k) plan. Fiscal 2009 salary for Dr. Susan W. Race is for a partial year as her start date was September 15, 2008. Fiscal 2010 and Fiscal 2009 salaries were frozen at Fiscal 2008 levels, however Fiscal 2010 included 53 weeks whereas Fiscal 2009 and Fiscal 2008 included 52 weeks. The apparent salary increase in Fiscal 2010 is the result of the 53rd week. The apparent salary increase in Fiscal 2009 is a result of annual increases for NEOs starting on or about October 1, so that Fiscal 2008 amounts reflect approximately nine months of the Fiscal 2008 approved salary whereas Fiscal 2010 and Fiscal 2009 reflects the entire Fiscal 2008 approved salary.

(2)	Amounts shown reflect the aggregate grant date fair value of the award in the year the award was granted as calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 18 of the Company’s Consolidated Financial Statements for the year ended July 3, 2010, included in the Company’s Form 10-K filed with the SEC on September 16, 2010.
(3)	Represents amounts earned under the Company’s short term incentive compensation plan, which is discussed on pages 28 through 29 of this proxy statement. The amounts disclosed were earned for Fiscal 2010, Fiscal 2009 and Fiscal 2008 Company performance compared to targets developed by the Compensation Committee and approved by the non-employee Board and discussed on pages 28 through 29 of this proxy statement. Incentive compensation earned during each fiscal period presented was, or will be paid during the first quarter of the subsequent fiscal year.

(4)	Includes Company contributions to Deferred Compensation Plan, 401(k) plan and car allowance. For Fiscal 2010, Fiscal 2009 and Fiscal 2008, the Company fully accrued and partially made the following discretionary contributions into the Deferred Compensation Plan on behalf of the NEOs:

	Fiscal
	2010	2009	2008
George H. Bernstein, President and CEO	$37,300	$18,876	$65,538
Thomas Frank, Senior Vice President and CFO	25,800	13,061	41,991
Patricia B. Miller, Senior Vice President and COO	23,000	11,661	37,641
G. Lee Bohs, Senior Vice President—Corporate Development	24,500	12,411	38,530
Jean Marie Welsko, Senior Vice President—Human Resources	15,600	7,961	25,115
Dr. Susan W. Race, Senior Vice President—Education	18,303	11,630	n.a.

Compensation Risks

We believe that our compensation policies and practices support achievement of competitive performance without encouraging unnecessary and excessive risk taking. Our annual cash incentive awards and equity-based long-term incentive awards are based on multiple indicators of performance, thus reducing the risk that our employees will attempt to influence a particular indicator rather than the Company’s performance as a whole. In addition, vesting periods for our equity compensation awards encourage our executives to focus on sustained share price appreciation and is designed to align the executives’ financial incentives with the interests of our stockholders. Furthermore, compliance and ethical behavior are integral factors considered in all performance assessments.

Employment and Severance Agreements with NEOs

Employment Agreement with George H. Bernstein

Effective May 17, 2010, the Company entered into a Third Amended and Restated Employment Agreement (the “Employment Agreement”) with George Bernstein, the Company’s Chief Executive Officer. The Employment Agreement was amended principally to grant Mr. Bernstein a retention bonus and clarify the vesting of his equity incentive awards and severance benefit rights. The Employment Agreement does not otherwise change the terms set forth in the prior employment and severance agreements.

Under the Employment Agreement, Mr. Bernstein receives $373,000 per year as base salary with the potential for annual adjustments. Mr. Bernstein is also entitled to participate in the annual incentive compensation plan with a target annual bonus of 100% of Mr. Bernstein’s base salary, with no upper limit. Mr. Bernstein continues to be entitled to an annual car allowance, four weeks of vacation per year and other customary benefits. The Employment Agreement provides for an automatic renewal each fiscal year unless the Board acts to terminate such agreement.

Pursuant to the Employment Agreement, Mr. Bernstein will be eligible to earn a retention bonus (“Retention Award”) equal to an aggregate amount of $750,000, contingent upon Mr. Bernstein remaining continuously employed by the Company. Twenty-five percent (25%) of the Retention Award will become vested and payable on May 12, 2011, thirty-five percent (35%) of the Retention Award will become vested and payable on November 12, 2011 and the remaining forty percent (40%) will become vested and payable on May 12, 2012, in each case, subject to Mr. Bernstein remaining continuously employed by the Company through such date. Any portion of the Retention Award that becomes vested and payable will be paid to Mr. Bernstein in a cash lump sum payment within 30 days of vesting. Vesting and payment of the Retention Award may be accelerated under certain circumstances.

In the event that the Employment Agreement is terminated by the Company during the employment period without cause, the Employment Agreement is not renewed by the Company upon expiration, or, the Employment Agreement is terminated by Mr. Bernstein for good reason (as defined in the Employment Agreement), the Company will be obligated to pay Mr. Bernstein any bonus that had been earned but unpaid to the date of termination and shall be obligated to continue to pay his base salary and provide certain customary benefits for twelve months following the date of termination. Additionally, if such a termination occurs after the one-year period following a change in control of the Company, Mr. Bernstein will receive any unvested and unpaid portion of this Retention Award.

If, within one year following a change in control of the Company (as defined in the Employment Agreement), the Company terminates Mr. Bernstein’s employment without Cause (as defined in the Employment Agreement) or if Mr. Bernstein resigns for good reason, Mr. Bernstein will receive a lump sum payment equal to 299% of his “base amount” (as defined in Section 280(G) of the Code) and a pro rata portion of the annual bonus award and any unvested and unpaid portion of this Retention Award. In addition, the Company will provide Mr. Bernstein certain customary benefits for 36 months following the date of termination, subject to applicable limitations of Section 409A of the Code.

In the event that any payment under the Employment Agreement would exceed 299% of the “base amount” (as defined in Section 280G of the Code), the amount of the payment shall be reduced to the extent necessary so that payment equals exactly 299% of Mr. Bernstein’s “base amount.”

Retention Bonus

Effective on May 17, 2010, the Company entered into Retention Bonus Agreements (each a “Retention Bonus”) with each of our NEOs. Each Retention Bonus is contingent upon the Executive remaining continuously employed by the Company. The Retention Bonus amounts for each NEO are as follows:

Executive	Total Cash Retention Award
George Bernstein	$750,000
Thomas Frank	$258,000
Patricia B. Miller	$230,500
Jeanne Marie Welsko	$156,000
G. Lee Bohs	$245,000
Dr. Susan Race	$161,000

The retention awards have vesting designed to promote retention of the services and skills of the eligible NEOs over a two year period. The awards will vest, provided the executive remains employed by the Company, as follows:

Vesting Date	% of Total Cash Retention Award to Vest
May 12, 2011	25%
November 12, 2011	35%
May 12, 2012	40%

The awards will be forfeited, to the extent not then vested, if the executive’s employment terminates for any reason other than a change-in-control related termination. See “Potential Payments Upon Termination or Change in Control” for further information.

Severance Agreements

Effective September 19, 2008, the Company entered into first amendments to its severance agreements (as amended, the “Severance Agreements”) with Thomas Frank, Senior Vice President and Chief Financial Officer, Patricia B. Miller, Senior Vice President and Chief Operating Officer, Jeanne Marie Welsko, Senior Vice President—Human Resources, G. Lee Bohs, Senior Vice President, Corporate Development and Secretary, and Dr. Susan W. Race, Senior Vice President and Chief Academic Officer (the “Executives”).

The Severance Agreements provide that if the Executive is terminated by the Company without cause (as defined in the Severance Agreements) the executive will be entitled to receive, in a lump sum payment, any accrued but unpaid vacation, a pro rata portion of Executive’s annual bonus, and a cash severance payment. Mr. Frank, Mr. Bohs, and Ms. Miller are entitled to receive a cash severance payment equal to twelve months of his or her base salary; Ms. Welsko and Dr. Race shall be entitled to receive a cash severance payment equal to nine months of their base salary. In addition, the Company is obligated continue to provide certain customary benefits to the Executives for twelve months in the case of Mr. Frank, Mr. Bohs and Ms. Miller and nine months in the case of Ms. Welsko and Dr. Race.

If the Executive is terminated by the Company without Cause or if the Executive terminates his or her employment for Good Reason (as defined in the Severance Agreements) within twelve months following a Change in Control of the Company (as defined in the Severance Agreement), the Executive will be entitled to receive all of the benefits described above, except that the cash severance payment will be equal to eighteen months of the Executive’s base salary.

In order for the Executives to receive any of the payments described above, the Executive must agree (i) to enter into a Waiver and Release with the Company, and (ii) not to compete with the Company for a period following the Executive’s termination of employment. Mr. Bernstein may not compete with the Company for two years following his termination. If the terminations occur in connection with a change in control, Mr. Frank, Ms. Miller and Mr. Bohs, Ms. Welsko and Dr. Race may not compete with the Company for eighteen months. If the terminations are not in connection with a change in control, Mr. Frank, Ms. Miller and Mr. Bohs may not compete with the Company for twelve months and Ms. Welsko and Dr. Race may not compete with the Company for nine months.

Potential Payments Upon Termination or Change in Control

The information in the table below describes and quantifies compensation that would become payable under existing arrangements in the event of termination of such NEO’s employment (i) by the Company without cause or by the NEO with good reason and such termination is not within twelve months following a change in control, and (ii) by the Company without cause or by the NEO with good reason and such termination is within twelve months after a change in control. The amounts shown assume that such termination, or, where applicable, change in control, was effective as of July 3, 2010, and thus include amounts earned through such time, such as Annual Incentive Plan Awards and are estimates of the amounts that would be paid to the NEOs upon their termination. The actual amounts to be paid can only be determined at the time of such NEO’s separation from the Company.

	Termination without Cause or with Good Reason—No Change of Control			Termination without Cause or with Good Reason—Change of Control
Name and Principal Position	Severance Payment (1)(2)	Continuation of Insurance Benefit (1)(3)	Total	Severance Payment (1)(4)	Continuation of Insurance Benefit (1)(5)	Accelerated Vesting of Company Contribution in Deferred Compensation Plan (6)	Accelerated Vesting of Retention Awards (7)	Accelerated Vesting of Stock Options (8)	Accelerated Vesting of Stock Awards (9)	Total
George H. Bernstein,	$428,050	$23,109	$451,159	$1,655,978	$69,327	$109,268	$750,000	$—	$—	$2,584,573
President and Chief Executive Officer
Thomas Frank,	277,050	20,693	297,743	434,625	31,040	83,903	258,000	—	—	807,568
Senior Vice President and Chief Financial Officer
Patricia B. Miller,	247,000	16,699	263,699	387,500	25,049	63,122	230,500	—	—	706,171
Senior Vice President and COO
G. Lee Bohs,	263,100	22,562	285,662	412,750	33,843	76,073	245,000	—	—	767,666
Senior Vice President—Corporate Development
Jeanne Marie Welsko,	128,500	15,268	143,768	204,250	22,902	51,675	156,000	—	—	434,827
Senior Vice President—Human Resources
Dr. Susan W. Race,	132,650	9,986	142,636	210,875	14,979	26,039	161,000	—	65,300	478,193
Senior Vice President—Chief Academic Officer

(1)	Represents a payment pursuant to the NEOs’ severance agreements and Mr. Bernstein’s employment agreement. For a detailed description of the severance and employment agreements, including the impact of termination and change in control, see “Employment and Severance Agreements with NEOs” above.
(2)	Includes lump sum payment of one year of base salary for all NEOs with the exception of Ms. Welsko and Dr. Race, who would receive 75% of one year base salary. Instead of a lump sum payment, Mr. Bernstein will continue to receive his salary for one year. Also includes a lump sum annual bonus payment prorated based upon termination date for each of the NEOs. For purposes of this table, incentive payments were not prorated because the termination is assumed to have occurred on July 3, 2010.
(3)	Represents continuation of life, health, disability, and certain other benefits for each of the NEOs for twelve months following termination, except for Ms. Welsko and Dr. Race, who would receive such benefits for nine months.
(4)	Represents, for Mr. Bernstein, payment equal to 299% of Mr. Bernstein’s “base amount” as defined in Section 280G of the Code. For all other NEOs represents a lump sum payment equal to 150% of annual base salary and a lump sum annual bonus payment prorated based upon termination date for each of the NEOs. For purposes of this table, incentive payments were not prorated because the termination is assumed to have occurred on July 3, 2010.
(5)	Represents continuation of life, health, disability, and certain other benefits for each of the NEOs for eighteen months following termination, except for Mr. Bernstein, whose benefits would continue for thirty-six months.
(6)

Company contributions to the deferred compensation plan are subject to a five year cliff vesting period. However, Company contributions will become fully vested upon change of control. Acceleration of unvested Company contributions to the Deferred Compensation Plan is not predicated on termination of employment. Acceleration occurs immediately upon a change in control. In addition, each NEO’s unvested

Company contributions to the Deferred Compensation Plan would also immediately vest in full if the NEO’s employment was terminated as a result of retirement, death or disability. For a detailed description of the Deferred Compensation Plan, including the impact of termination and change in control, see “Nonqualified Deferred Compensation” below.

(7)	Represents payment of unpaid Retention Awards at July 3, 2010 which immediately vest and become payable under a change in control.
(8)	Pursuant to the terms of the Company’s 1995 Stock Plan and 2004 Omnibus Incentive Equity Compensation Plan, stock options granted under such plans vest immediately upon a change in control. Amounts represent the difference between the exercise price of each NEO’s unvested options and the closing price of the Common Stock on July 3, 2010, at which time, all unvested options were out-of-the-money. Acceleration of vesting of unvested stock options is not predicated on termination of employment. Acceleration occurs immediately upon a change in control.
(9)	Represents value of RSA grant at July 3, 2010 which would immediately vest and become payable under a change in control.

Accrued Pay and Regular Retirement Benefits. In addition to the benefits described above, the NEOs are also entitled to certain payments and benefits upon termination of employment that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	accrued salary and vacation pay;

•	life insurance benefits; and

•	distributions of plan balances under the Company’s 401(k) plan.

Other than items described above and payments and benefits provided on a non-discriminatory basis to salaried employees generally and the change in control context, the Compensation Committee or the Board may authorize additional severance benefits, although they are not obligated to do so.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to the equity and other plan based awards granted during the fiscal year ended July 3, 2010 to each of our NEOs:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Options Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name and Principal Position	Grant Date	Minimum ($)	Threshold ($)	Target ($)
George H. Bernstein,	September 11, 2009	—	—	—	28,000	9.89	88,984
President and CEO	N/A	—	186,500	373,000	—	—	—
Thomas Frank,	September 11, 2009	—	—	—	15,000	9.89	47,670
Senior Vice President and CFO	N/A	—	64,500	129,000	—	—	—
Patricia B. Miller,	September 11, 2009	—	—	—	15,000	9.89	47,670
Senior Vice President and COO	N/A	—	57,500	115,000	—	—	—
G. Lee Bohs,	September 11, 2009	—	—	—	15,000	9.89	47,670
Senior Vice President—Corporate Development	N/A	—	61,250	122,500	—	—	—
Jeanne Marie Welsko,	September 11, 2009	—	—	—	12,000	9.89	38,136
Senior Vice President—Human Resources	N/A	—	39,000	78,000	—	—	—
Dr. Susan W. Race	September 11, 2009	—	—	—	12,000	9.89	38,136
Senior Vice President—Education	N/A	—	40,250	80,500	—	—	—

(1)	The amounts shown represent awards under the Company’s short-term incentive compensation plan. If threshold target revenue or earnings per share performance goals are met, threshold awards equal to 50% of target amounts were payable. There was no maximum amount. The short-term incentive awards for Fiscal 2010 are described in detail in the Compensation Discussion and Analysis.
(2)	Options vest over three years: 33-1/3% on the first anniversary, 33-1/3% on the second anniversary and 33-1/3% on the third anniversary.
(3)	Pursuant to the terms of the 2004 Incentive Equity Compensation Plan, the exercise price of each stock option is equal to the average of the high and low price of the Common Stock on the day prior to the date of grant.

Outstanding Equity Awards Value at Fiscal Year-End

The following table includes certain information with respect to outstanding equity awards at July 3, 2010. The number of options held at July 3, 2010 includes options granted under the 1995 and 2004 Omnibus Equity Incentive Plans:

	Option Awards				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date (1)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (2) (#)	Equity Incentive Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3)
George H. Bernstein,	100,000	—	$4.75	7/27/2013	—	—
President and CEO	25,000	—	7.25	11/15/2014	—	—
	27,000	—	9.32	9/29/2015	—	—
	28,000	—	10.07	9/25/2016	—	—
	23,333	11,667	14.73	9/13/2014	—	—
	16,667	33,333	15.27	9/11/2015	—	—
	—	28,000	9.89	9/11/2016	—	—

Thomas Frank,	50,000	—	$5.65	1/6/2014	—	—
Senior Vice President	8,000	—	7.25	11/15/2014	—	—
and CFO	14,000	—	9.32	9/29/2015	—	—
	15,000	—	10.07	9/25/2016	—	—
	11,666	5,834	14.73	9/13/2014	—	—
	10,000	20,000	15.27	9/11/2015	—	—
	—	15,000	9.89	9/11/2016	—	—

Patricia B. Miller,	55,000	—	$5.63	1/11/2014	—	—
Senior Vice President	8,000	—	7.25	11/15/2014	—	—
and COO	14,000	—	9.32	9/29/2015	—	—
	15,000	—	10.07	9/25/2016	—	—
	11,666	5,834	14.73	9/13/2014	—	—
	10,000	20,000	15.27	9/11/2015	—	—
	—	15,000	9.89	9/11/2016	—	—

G. Lee Bohs,	50,000	—	$10.18	5/21/2016	—	—
Senior Vice President—	5,000	2,500	10.07	9/25/2016	—	—
Corporate Development	11,666	5,834	14.73	9/13/2014	—	—
	10,000	20,000	15.27	9/11/2015	—	—
	—	15,000	9.89	9/11/2016	—	—

Jeanne Marie Welsko,	7,500	—	$5.28	9/16/2013	—	—
Senior Vice President—	7,500	—	7.25	11/15/2014	—	—
Human Resources	8,000	—	9.32	9/29/2015	—	—
	9,000	—	10.07	9/25/2016	—	—
	8,000	4,000	14.73	9/13/2014	—	—
	8,500	17,000	15.27	9/11/2015	—	—
	—	12,000	9.89	9/11/2016	—	—

Dr. Susan W. Race,	6,667	13,333	$15.13	9/14/2015	—	—
Senior Vice President—	—	12,000	9.89	9/11/2016	—	—
Chief Academic Officer	—	—	—	—	10,000	—

(1)	Options vest over three years: 33-1/3% on the first anniversary, 33-1/3% on the second anniversary and 33-1/3% on the third anniversary.
(2)	RSA is subject to a service period of three years prior to vesting.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our equity compensation plans by type as of July 3, 2010:

Plan Category	Options Outstanding	Weighted Average Exercise Price	Options Available for Future Issuance
Approved by security holders	1,302,000	$10.27	404,000
Not approved by security holders	—	—	—

Total	1,302,000	$10.27	404,000

Nonqualified Deferred Compensation

During Fiscal 2007, the Company adopted our Deferred Compensation Plan. The Deferred Compensation Plan is a nonqualified deferred compensation plan that is intended to comply with the provisions of Section 409A of the Code. The Deferred Compensation Plan is maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated individuals under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974. For tax purposes, the Deferred Compensation Plan qualifies as a Rabbi Trust as the assets of the trust are available to satisfy the claims of general creditors in the event of bankruptcy of the employer. The Deferred Compensation Plan is informally financed with the assets of a corporate owned life insurance policy (COLI).

Under the Deferred Compensation Plan, employees of the Company that the Company determines as eligible to participate in the Deferred Compensation Plan (“Eligible Employees”) have the opportunity to elect, consistent with Section 409A election timing rules, to defer a portion of their base salary, service bonus or other performance based compensation (“Compensation”) to be received from the Company. All of the NEOs are Eligible Employees. Eligible Employees are permitted to defer up to 100% of their Compensation (after required payroll withholdings and deductions). Deferred amounts, along with any contributions of the Company, will be credited to an account maintained on the books and records of the Company in the name of the participant.

The Company may make discretionary and profit sharing contributions to participants’ accounts in an amount to be determined each plan year. Any contribution will be made in the sole and absolute discretion of the Company, and to such participants or group(s) or category(ies) of participants as shall be determined in the sole discretion of the administrator of the Deferred Compensation Plan.

Participants who are eligible to receive profit sharing credits will fully vest in any profit sharing contribution after five (5) years of eligibility. For current employees eligible to receive profit sharing credits, such vesting began on July 1, 2006; for newly hired or promoted employees, such vesting will begin on the effective date of the first profit sharing contribution for which the newly hired or promoted employee is eligible.

To the extent not yet vested, if a participant’s employment with the Company terminates due to retirement, disability, death, or upon a change in control, the participant will be fully vested in any Company contributions on their behalf. If a participant’s employment with the Company terminates for any other reason, unvested Company contributions will be forfeited.

Participant deferrals are credited, at the election of the participant, to a retirement account, an in-service account or an education funding account. Generally speaking, participants choose the accounts and form of payment at the time they enroll in the Deferred Compensation Plan. Amounts credited to the retirement account will be paid in either a lump sum or in annual installments up to ten years following termination of employment consistent with Section 409A election and payment timing limitations. Amounts credited to in-service accounts or education funding accounts will be paid in either a lump sum or in annual installments up to five years. The distribution date for the in-service and education funding accounts is based upon a future date specified by the participant in the participant’s deferral agreement entered into before the period of service to which the deferrals relate. Participants may elect at the time of deferral to receive a lump sum distribution upon a change of control of the Company. In the event of death or disability, the amounts credited will be paid in a lump sum amount.

The Deferred Compensation Plan allows the participants to elect certain reference investments in which to invest their deferred compensation. Reference investments may or may not actually be held by the Deferred Compensation Plan or set aside by the Company. If reference investments are held by the Deferred Compensation Plan, they are subject to the prior claims of the Company’s general creditors.

The following table includes information with respect to the NEOs who participate in the Deferred Compensation Plan:

	Executive Contributions in Fiscal 2010 ($) (1)	Company Contributions in Fiscal 2010 ($) (2)	Aggregate Earnings Fiscal 2010 ($) (3)	Aggregate Balance at July 3, 2010
George H. Bernstein, President and CEO	$38,140	37,300	$13,185	$353,563
Thomas Frank, Senior Vice President and CFO	—	25,800	8,859	142,140
Patricia B. Miller, Senior Vice President and COO	23,600	23,000	(473)	199,087
G. Lee Bohs, Senior Vice President—Corporate Development	—	24,500	14,467	111,142
Jeanne Marie Welsko, Senior Vice President—Human Resources	—	15,600	7,400	60,499
Dr. Susan W. Race, Senior Vice President—Education	—	18,303	—	29,939

(1)	The entire contribution is included in the NEOs’ salary for Fiscal 2010, as reported in the Summary Compensation Table.
(2)	The entire contribution is included in the NEOs’ other compensation for Fiscal 2010, as reported in the Summary Compensation Table.
(3)	Amounts are not included in the Summary Compensation Table because they are not above market.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

We have reviewed and discussed with management the Compensation Discussion and Analysis of this proxy statement (the “Compensation Discussion and Analysis”). Based on the reviews and discussions referred to above, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2010 Annual Meeting of Stockholders.

Compensation Committee

Richard Pinola (Chairman)

David Beale

Peter Havens

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Membership and Role of the Audit Committee

In Fiscal 2010, the Audit Committee was comprised of four outside directors, Messrs. Havens (Chairman), Beale, Rosenthal and Dr. Crane, appointed by the Board. The Audit Committee is governed by a written charter adopted and approved by the Board. The Audit Committee reviews its charter annually.

Review of the Company’s Audited Financial Statements for Fiscal 2009

The Audit Committee has reviewed and discussed the audited financial statements of the Company for Fiscal 2010 with the Company’s management. The Audit Committee has discussed with Grant Thornton, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards).

The Audit Committee has also received the written disclosures and the letter from Grant Thornton relating to their independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with Grant Thornton the independence of that firm.

Based on the Audit Committee’s reviews and discussions noted above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2010.

AUDIT COMMITTEE

Mr. Peter H. Havens (Chairman)

Mr. David Beale

Dr. Terry Crane

Mr. Michael J. Rosenthal

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Executive officers, directors and 10% stockholders are required by SEC regulations to furnish the Company with a copy of all Section 16(a) forms (“Forms 3, 4, and 5”) that they file. To the Company’s knowledge, based solely on a review of copies of the Forms 3, 4 and 5, as previously furnished to the Company, or written representations from certain reporting persons as to all transactions in the Company’s securities effected by such persons during the period from June 28, 2009 through July 3, 2010, all officers, directors and beneficial owners complied with the applicable Section 16(a) filing requirements, except that Form 4s for each of Mr. Bernstein, Mr. Bohs, Mr. Frank, Ms. Miller, Dr. Race and Ms. Welsko were filed late, which Form 4s related to contemporaneous transactions in connection with grants of options by the Company to these persons and, in the case of Dr. Race, the contemporaneous grant by the Company of both options and restricted stock.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of the Company adopted its Code of Business Conduct and Ethics (the “Code of Ethics”) on April 19, 2004 and revised the Code of Ethics on June 3, 2004. The provisions of the Code of Ethics apply to all employees of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Senior Vice President of Corporate Development, Senior Vice President of Human Resources, Senior Vice President of Education and other persons performing similar leadership functions throughout the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the knowledge of the Company, there are no related transactions among any of the current directors or executive officers of the Company.

Review and Approval of Transactions with Related Persons

The Company’s Policy for the Review, Approval or Ratification of Transactions with Related Persons requires approval or ratification by our Board for any transaction in which the amount involved exceeds $120,000, the Company or one of its subsidiaries is a participant and any related person has a direct or indirect material interest. The policy and the Company’s Code of Ethics establish procedures for reporting of potential related party transactions under the policy and potential conflicts of interest. The Company counsel determines whether reported transactions constitute a related party transaction requiring pre-approval.

The policy provides that the Board may delegate review of a related party transaction to the nominating and corporate governance committee (or another standing or ad hoc committee). In addition, in the event that it is impractical to wait until the next Board or committee meeting to obtain approval of a related party transaction, the chair of the nominating and corporate governance committee may approve the transaction, provided that he or she reports such approval at the next regularly scheduled Board meeting. If the transaction at issue relates to a member of the Board, such Board Member may not participate in the review of such transaction.

If the Company becomes aware of a related party transaction that was not pre-approved under the policy, then the Board will review the matter and evaluate its options (including ratification, revision and termination of the transaction at issue).

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

To the knowledge of the Company, there are no family relationships among any of the current directors or executive officers of the Company.

INTERLOCKS AND INSIDER PARTICIPATION

To the knowledge of the Company, there is one interlocking relationship among members of our Board. David Warnock is Chairman of the Board of National American University Holdings Inc.; Dr. Terry Crane also serves on the Board of National American University Holdings Inc.

GENERAL INFORMATION

Stockholders who wish to obtain, free of charge, a copy of the Company’s Annual Report on Form 10-K for Fiscal 2010, as filed with the SEC, may do so by writing or calling G. Lee Bohs, Secretary, Nobel Learning Communities, Inc., 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223, telephone (484) 947-2000 or by sending an electronic mail message to lee.bohs@nlcinc.com.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

If you wish to submit a proposal pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), for inclusion in the Company’s proxy statement for our 2011 Annual Meeting of Stockholders, you must deliver the proposal in writing to our Secretary at our principal executive offices at 1615 West Chester Pike, Suite 200, West Chester, PA 19382-6223, no later than May 30, 2011. If you wish to submit a proposal pursuant to new Rule 14a-11 of the Exchange Act for inclusion in the Company’s proxy statement for our 2011 Annual Meeting of Stockholders, you must file Schedule 14N no earlier than April 29, 2011 and no later than May 30, 2011. The Schedule 14N must include all the information required by the SEC rules and must comply with our amended and restated certificate of incorporation and our amended and restated bylaws to the extent applicable.

The Company’s amended and restated certificate of incorporation requires that any stockholder who wishes to make a nomination for the office of director at the 2011 Annual Meeting of Stockholders, other than pursuant to Rule 14a-11 of the Exchange Act as described above, give the Company advance notice by August 26, 2011 (or, if the date of the annual meeting is changed by more than twenty (20) days from November 10, 2011, not later than ten (10) days after the date the Company first mails to its stockholders notice of the date of the annual meeting). The notice must include the other information specified in our amended and restated certificate of incorporation and our amended and restated bylaws.

Pursuant to the terms of our amended and restated certificate of incorporation, any stockholder who wishes to present a proposal from the floor of the 2011 Annual Meeting must notify our Secretary in writing of the proposal not later than the close of business on August 26, 2011 (or, if the date of the annual meeting is changed by more than twenty (20) days from November 10, 2011, not later than ten (10) days after the date the Company first mails to its stockholders notice of the date of the annual meeting). The notice must also include the other information specified in our amended and restated certificate of incorporation and our amended and restated bylaws.

Any stockholder who wishes to introduce a proposal should consult our amended and restated certificate of incorporation, amended and restated bylaws and applicable proxy rules of the Securities and Exchange Commission.

By Order of the Board of Directors

G. Lee Bohs

Secretary

October 1, 2010

Appendix A

NOBEL LEARNING COMMUNITIES, INC.

2010 OMNIBUS INCENTIVE EQUITY COMPENSATION PLAN

SECTION 1. Purpose; Definitions. The purposes of the Nobel Learning Communities, Inc. 2010 Omnibus Incentive Equity Compensation Plan (the “Plan”) are to enable Nobel Learning Communities, Inc. (the “Company”) and its Affiliates to recruit and retain highly qualified personnel, to provide those personnel with an incentive for productivity and to provide those personnel with an opportunity to share in the growth and value of the Company.

For purposes of the Plan, the following terms will have the meanings defined below, unless the context clearly requires a different meaning:

(a) “Affiliate” means, with respect to a Person, a Person that directly or indirectly controls, is controlled by, or is under common control with such Person.

(b) “Applicable Law” means the legal requirements relating to the administration of and issuance of securities under stock incentive plans, including, without limitation, the requirements of state corporations law, federal, state and foreign securities law, federal, state and foreign tax law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted. For all purposes of this Plan, references to statutes and regulations shall be deemed to include any successor statutes and regulations, to the extent reasonably appropriate as determined by the Board.

(c) “Award” means an award of Options, SARs, Restricted Stock, Restricted Stock Units or Performance Awards made under this Plan.

(d) “Award Agreement” means, with respect to any particular Award, the written document that sets forth the terms of that particular Award.

(e) “Board” means the Board of Directors of the Company, as constituted from time to time; provided, however, that if the Board appoints one or more Committees to perform some or all of the Board’s administrative functions hereunder, references to the “Board” will be deemed to also refer to the Committee in connection with matters to be performed by that Committee.

(f) “Cause” means with respect to any Participant, unless otherwise defined in the Participant’s employment agreement, service agreement or signed offer letter: (i) the Participant’s habitual intoxication or drug addiction; (ii) the Participant’s violation of the Company’s written policies, procedures or codes including, without limitation, those with respect to harassment (sexual or otherwise) and ethics; (iii) the Participant’s refusal or willful failure by the Participant to perform such duties as may reasonably be delegated or assigned to him, consistent with his position; (iv) the Participant’s willful refusal or willful failure to comply with any requirement of the Securities and Exchange Commission or any securities exchange or self-regulatory organization then applicable to the Company; (v) the Participant’s willful or wanton misconduct in connection with the performance of his or her duties including, without limitation, breach of fiduciary duties; (vi) the Participant’s breach (whether due to inattention, neglect, or knowing conduct) of any of the material provisions of his or her employment or service agreement, if any; (vii) the Participant’s conviction of, guilty, no contest or nolo contendere plea to, or admission or confession to any felony (other than driving while intoxicated or driving under the influence of alcohol) or any act of fraud, misappropriation, embezzlement or any misdemeanor involving moral turpitude; (viii) the Participant’s dishonesty detrimental to the best interest of the Company; (ix) the Participant’s involvement in any matter which, in the opinion of the Company’s Chief Executive Officer (or, in the case of the Chief Executive Officer, the Board), is reasonably likely to cause material prejudice or embarrassment to the Company’s business; or (x) solely in the case of a Non-Employee Director, any other action by the Participant which the Board determines constitutes “cause.”

(g) “Change in Control” shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total power to vote for the election of directors of the Company; (ii) the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (iii) the sale or other disposition of all or substantially all of the assets of the Company; (iv) a liquidation or dissolution of the Company; or (v) any other event deemed by the Board to constitute a Change in Control for purposes of the Plan.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(i) “Committee” means a committee appointed by the Board in accordance with Section 2 of the Plan.

(j) “Director” means a member of the Board.

(k) “Disability” means a condition rendering a Participant Disabled.

(l) “Disabled” will have the same meaning as set forth in Section 22(e)(3) of the Code.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if Shares are listed on any established stock exchange or a national market system, including, without limitation, the Nasdaq Global Select Market, the Fair Market Value of a Share will be the closing sales price for such stock as quoted on that system or exchange (or the system or exchange with the greatest volume of trading in Shares) at the close of regular hours trading on the day of determination, as reported in the Wall Street Journal or any other source the Board considers reliable; (ii) if Shares are regularly quoted by recognized securities dealers but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for Shares at the close of regular hours trading on the day of determination, as reported in the Wall Street Journal or any other source the Board considers reliable; or (iii) if Shares are not traded as set forth above, the Fair Market Value will be determined in good faith by the Board taking into consideration such factors as the Board considers appropriate, such determination by the Board to be final, conclusive and binding. Notwithstanding the foregoing, in connection with a Change in Control, Fair Market Value shall be determined in good faith by the Board, such determination by the Board to be final conclusive and binding.

(o) “Incentive Stock Option” means any Option intended to be an “Incentive Stock Option” within the meaning of Section 422 of the Code.

(p) “Non-Employee Director” will have the meaning set forth in Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission; provided, however, that the Board or the Committee may, to the extent that it deems necessary to comply with Section 162(m) of the Code or regulations thereunder, require that each “Non-Employee Director” also be an “outside director” as that term is defined in regulations under Section 162(m).

(q) “Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.

(r) “Option” means any option to purchase Shares (including Restricted Stock, if the Board so determines) granted pursuant to Section 5 hereof.

(s) “Parent” means, in respect of the Company, a “parent corporation” as defined in Sections 424(e) of the Code.

(t) “Participant” means an employee, consultant, Director, or other service provider of or to the Company or any of its respective Affiliates to whom an Award is granted.

(u) “Performance Award” means Shares or other Awards that, pursuant to Section 10, are granted, vested and/or settled upon the achievement of specified performance conditions.

(v) “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.

(w) “Restricted Stock” means Shares that are subject to restrictions pursuant to Section 8 hereof.

(x) “Restricted Stock Unit” means a right granted under and subject to restrictions pursuant to Section 9 hereof.

(y) “SAR” means a stock appreciation right granted under the Plan and described in Section 6 hereof.

(z) “Shares” means shares of the Company’s common stock, subject to substitution or adjustment as provided in Section 3(c) hereof.

(aa) “Subsidiary” means, in respect of the Company, a subsidiary company as defined in Sections 424(f) and (g) of the Code.

SECTION 2. Administration. The Plan will be administered by the Board; provided, however, that the Board may at any time appoint a Committee to perform some or all of the Board’s administrative functions hereunder; and provided further, that the authority of any Committee appointed pursuant to this Section 2 will be subject to such terms and conditions as the Board may prescribe and will be coextensive with, and not in lieu of, the authority of the Board hereunder. Subject to the requirements of the Company’s by-laws and certificate of incorporation and any other agreement that governs the appointment of Board committees, the Committee will be composed of at least one member, who will serve for such period of time as the Board determines.

The Board will have full authority to grant Awards under this Plan and determine the terms of such Awards. Such authority will include the right to:

(a) select the individuals to whom Awards are granted (consistent with the eligibility conditions set forth in Section 4);

(b) determine the type of Award to be granted;

(c) determine the number of Shares, if any, to be covered by each Award;

(d) establish the terms and conditions of each Award;

(e) subject to Section 10, establish the performance conditions relevant to any Performance Award and certify whether such performance conditions have been satisfied;

(f) determine whether and under what circumstances an Option may be exercised without a payment of cash under Section 5(d);

(g) to accelerate the vesting or exercisability of an Award and to modify or amend each Award, subject to Section 11;

(h) to extend the period of time for which an Option or SAR is to remain exercisable following a Participant’s termination of service to the Company from the limited period otherwise in effect for that Option or SAR to such greater period of time as the Board deems appropriate, but in no event beyond the expiration of the term of the Option or SAR; and

(i) determine whether, to what extent and under what circumstances Shares and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Participant.

The Board will have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it, from time to time, deems advisable; to establish the terms and form of each Award Agreement; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement); and to otherwise supervise the administration of the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it deems necessary to carry out the intent of the Plan.

All decisions made by the Board pursuant to the provisions of the Plan will be final and binding on all Persons, including the Company and Participants. No Director will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

SECTION 3. Shares Subject to the Plan.

(a) Shares Subject to the Plan. The Shares to be subject to or related to Awards under the Plan will be authorized and unissued Shares of the Company, whether or not previously issued and subsequently acquired by the Company. The maximum number of Shares that may be issued in respect of Awards under the Plan is 1,400,000. The Company will reserve for the purposes of the Plan, out of its authorized and unissued Shares, such number of Shares.

(b) Effect of the Expiration or Termination of Awards. If and to the extent that an Option or SAR expires, terminates or is canceled or forfeited for any reason without having been exercised in full, the Shares associated with that Option or SAR will again become available for grant under the Plan. Similarly, if and to the extent an Award of Restricted Stock, Restricted Stock Units or a Performance Award is canceled or forfeited for any reason, the Shares subject to that Award will again become available for grant under the Plan. Shares withheld in settlement of a tax withholding obligation associated with an Award, or in satisfaction of the exercise price payable upon exercise of an Option, will again become available for grant under the Plan. If any Award or portion thereof is settled for cash, the Shares attributable for such cash settlement will again become available for grant.

(c) Other Adjustment. In the event of any recapitalization, stock split or combination, stock dividend, spin-off, merger, reorganization or other similar event or transaction affecting the Shares, substitutions or adjustments will be made by the Board to the aggregate number, class and/or issuer of the securities that may be issued under the Plan, to the number, class and/or issuer of securities subject to outstanding Awards, and to the exercise price of outstanding Options or SARs, in each case in a manner that reflects equitably the effects of such event or transaction.

(d) Change in Control. Notwithstanding anything to the contrary set forth in the Plan, upon or in anticipation of any Change in Control, the Board may, in its sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control:

(i) cause any or all outstanding Awards to become vested and immediately exercisable (as applicable), in whole or in part;

(ii) cause any outstanding Option to become fully vested and immediately exercisable for a reasonable period in advance of the Change in Control and, to the extent not exercised prior to that Change in Control, cancel that Option upon closing of the Change in Control;

(iii) cancel any unvested Award or unvested portion thereof, with or without consideration;

(iv) cancel any Option in exchange for a substitute award in a manner consistent with the principles of Treas. Reg. §1.424-1(a) or any successor rule or regulation (notwithstanding the fact that the original Award may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option);

(v) cancel any Restricted Stock, Restricted Stock Unit or SAR in exchange for restricted shares, restricted stock units or stock appreciation rights with respect to the capital stock of any successor corporation or its parent;

(vi) redeem any Restricted Stock or Restricted Stock Unit for cash and/or other substitute consideration with value equal to Fair Market Value of an unrestricted Share on the date of the Change in Control;

(vii) cancel any SAR in exchange for cash and/or other substitute consideration with a value equal to: (A) the number of Shares subject to that SAR, multiplied by (B) the difference, if any, between the Fair Market Value per Share on the date of the Change in Control and the exercise price of that SAR; provided, that if the Fair Market Value per Share on the date of the Change in Control does not exceed the exercise price of any such SAR, the Board may cancel that SAR without any payment of consideration therefore; and/or

(viii) cancel any Option in exchange for cash and/or other substitute consideration with a value equal to: (A) the number of Shares subject to that Option, multiplied by (B) the difference, if any, between the Fair Market Value per Share on the date of the Change in Control and the exercise price of that Option; provided, that if the Fair Market Value per Share on the date of the Change in Control does not exceed the exercise price of any such Option, the Board may cancel that Option without any payment of consideration therefor.

In the discretion of the Board, any cash or substitute consideration payable upon cancellation of an Award may be subjected to (i) vesting terms substantially identical to those that applied to the cancelled Award immediately prior to the Change in Control, or (ii) earn-out, escrow, holdback or similar arrangements, to the extent such arrangements are applicable to any consideration paid to stockholders in connection with the Change in Control.

SECTION 4. Eligibility. Employees, Directors, consultants, and other individuals who provide services to the Company or its Affiliates are eligible to be granted Awards under the Plan; provided, however, that only employees of the Company, any Parent or a Subsidiary are eligible to be granted Incentive Stock Options.

SECTION 5. Options. Options granted under the Plan may be of two types: (i) Incentive Stock Options or (ii) Non-Qualified Stock Options. Any Option granted under the Plan will be in such form as the Board may at the time of such grant approve.

The Award Agreement evidencing any Option will incorporate the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion:

(a) Option Price. The exercise price per Share purchasable under an Option will be determined by the Board and will not be less than 100% of the Fair Market Value of a Share on the date of the grant. However, any Incentive Stock Option granted to any Participant who, at the time the Option is granted, owns, either directly or within the meaning of the attribution rules contained in Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, will have an exercise price per Share of not less than 110% of Fair Market Value per Share on the date of the grant.

(b) Option Term. The term of each Option will be fixed by the Board, but no Option will be exercisable more than 10 years after the date the Option is granted. However, any Incentive Stock Option granted to any Participant who, at the time such Option is granted, owns, either directly or within the meaning of the attribution rules contained in Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, may not have a term of more than five years. No Option may be exercised by any Person after expiration of the term of the Option.

(c) Exercisability. Options will vest and be exercisable at such time or times and subject to such terms and conditions as determined by the Board.

(d) Method of Exercise. Subject to the terms of the applicable Award Agreement, the exercisability provisions of Section 5(c) and the termination provisions of Section 7, Options may be exercised in whole or in part from time to time during their term by the delivery of written notice to the Company specifying the number of Shares to be purchased. Such notice will be accompanied by payment in full of the purchase price, either by certified or bank check, or such other means as the Board may accept. Unless otherwise determined by the Board, in its sole discretion, payment of the exercise price of an Option may be made in the form of previously acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised or through means of a “net settlement,” whereby the Option exercise price will not be due in cash and where the number of Shares issued upon such exercise will be equal to: (A) the product of (i) the number of Shares as to which the Option is then being exercised, and (ii) the excess, if any, of (a) the then current Fair Market Value per Share over (b) the Option exercise price, divided by (B) the then current Fair Market Value per Share.

No Shares will be issued upon exercise of an Option until full payment therefor has been made. A Participant will not have the right to distributions or dividends or any other rights of a stockholder with respect to Shares subject to the Option until the Participant has given written notice of exercise, has paid in full for such Shares, if requested, has given the representation described in Section 15(a) hereof and fulfills such other conditions as may be set forth in the applicable Award Agreement.

(e) Incentive Stock Option Limitations. In the case of an Incentive Stock Option, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other plan of the Company, its Parent or any Subsidiary will not exceed $100,000. For purposes of applying the foregoing limitation, Incentive Stock Options will be taken into account in the order granted. To the extent any Option does not meet such limitation, that Option will be treated for all purposes as a Non-Qualified Stock Option.

(f) Termination of Service. Unless otherwise specified in the applicable Award Agreement, Options will be subject to the terms of Section 7 with respect to exercise upon or following termination of employment or other service.

(g) Transferability of Options. Except as may otherwise be specifically determined by the Board with respect to a particular Option: (i) no Option will be transferable by the Participant other than by will or by the laws of descent and distribution, and (ii) during the Participant’s lifetime, an Option will be exercisable only by the Participant (or, in the event of the Participant’s Disability, by his personal representative).

SECTION 6. Stock Appreciation Rights.

(a) Nature of Award. Upon the exercise of a SAR, its holder will be entitled to receive an amount equal to the excess (if any) of: (i) the Fair Market Value of the Shares covered by such SAR as of the date such SAR is exercised, over (ii) the Fair Market Value of the Shares covered by such SAR as of the date such SAR was granted. Such amount may be paid in either cash and/or Shares, as determined by the Board in its sole and absolute discretion.

(b) Terms and Conditions. The Award Agreement evidencing any SAR will incorporate the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion:

(i) Term of SAR. Unless otherwise specified in the Award Agreement, the term of a SAR will be ten years.

(ii) Exercisability. SARs will vest and become exercisable at such time or times and subject to such terms and conditions as will be determined by the Board at the time of grant.

(iii) Method of Exercise. Subject to terms of the applicable Award Agreement, the exercisability provisions of Section 6(b)(ii) and the termination provisions of Section 7, SARs may be exercised in whole or in part from time to time during their term by delivery of written notice to the Company specifying the portion of the SAR to be exercised.

(iv) Termination of Service. Unless otherwise specified in the Award Agreement, SARs will be subject to the terms of Section 7 with respect to exercise upon termination of employment or other service.

(v) Non-Transferability. Except as may otherwise be specifically determined by the Board with respect to a particular SAR: (A) SARs may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution, and (B) during the Participant’s lifetime, SARs will be exercisable only by the Participant (or, in the event of the Participant’s Disability, by his personal representative).

SECTION 7. Termination of Service. Unless otherwise specified with respect to a particular Option or SAR in the applicable Award Agreement or otherwise determined by the Board, any portion of an Option or SAR that is not exercisable upon termination of service will expire immediately and automatically upon such termination and any portion of an Option or SAR that is exercisable upon termination of service will expire on the date it ceases to be exercisable in accordance with this Section 7.

(a) Termination by Reason of Death. If a Participant’s service with the Company or any Affiliate terminates by reason of death, any Option or SAR held by such Participant may thereafter be exercised, to the extent it was exercisable at the time of his or her death or on such accelerated basis as the Board may determine at or after grant, by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, for a period expiring (i) at such time as may be specified by the Board at or after grant, or (ii) if not specified by the Board, then 12 months from the date of death, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option or SAR.

(b) Termination by Reason of Disability. If a Participant’s service with the Company or any Affiliate terminates by reason of Disability, any Option or SAR held by such Participant may thereafter be exercised by the Participant or his personal representative, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring (i) at such time as may be specified by the Board at or after grant, or (ii) if not specified by the Board, then 12 months from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option or SAR.

(c) Cause. If a Participant’s service with the Company or any Affiliate is terminated for Cause: (i) any Option or SAR, or portion thereof, not already exercised will be immediately and automatically forfeited as of the date of such termination, and (ii) any Shares for which the Company has not yet delivered share certificates will be immediately and automatically forfeited and the Company will refund to the Participant the Option exercise price paid for such Shares, if any.

(d) Other Termination. If a Participant’s service with the Company or any Affiliate terminates for any reason other than death, Disability or Cause, any Option or SAR held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Board may determine at or after grant, for a period expiring (i) at such time as may be specified by the Board at or after grant, or (ii) if not specified by the Board, then 90 days from the date of termination of service, or (iii) if sooner than the applicable period specified under (i) or (ii) above, upon the expiration of the stated term of such Option or SAR.

SECTION 8. Restricted Stock.

(a) Issuance. Restricted Stock may be issued either alone or in conjunction with other Awards. The Board will determine the time or times within which Restricted Stock may be subject to forfeiture, and all other conditions of such Awards. The purchase price for Restricted Stock may, but need not, be zero. The prospective recipient of an Award of Restricted Stock will not have any rights with respect to such Award, unless and until such recipient has delivered to the Company an executed Award Agreement and has otherwise complied with the applicable terms and conditions of such Award.

(b) Certificates. Any share certificate issued in connection with an Award of Restricted Stock will be registered in the name of the Participant receiving the Award, and will bear the following legend and/or any other legend required by this Plan, the Award Agreement or by Applicable Law:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE NOBEL LEARNING COMMUNITIES, INC. 2010 OMNIBUS INCENTIVE EQUITY COMPENSATION PLAN AND AN AWARD AGREEMENT ENTERED INTO BETWEEN [THE PARTICIPANT] AND NOBEL LEARNING COMMUNITIES, INC. COPIES OF THAT PLAN AND AGREEMENT ARE ON FILE IN THE PRINCIPAL OFFICES OF NOBEL LEARNING COMMUNITIES, INC. AND WILL BE MADE AVAILABLE TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF NOBEL LEARNING COMMUNITIES, INC.

Share certificates evidencing Restricted Stock will be held in custody by the Company or in escrow by an escrow agent until the restrictions thereon have lapsed. As a condition to any Award of Restricted Stock, the Participant may be required to deliver to the Company a share power, endorsed in blank, relating to the Shares covered by such Award.

(c) Restrictions and Conditions. The Award Agreement evidencing the grant of any Restricted Stock will incorporate the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Board deems appropriate in its sole and absolute discretion:

(i) During a period commencing with the date of an Award of Restricted Stock and ending at such time or times as specified by the Board (the “Restriction Period”), the Participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber Restricted Stock awarded under the Plan. The Board may condition the lapse of restrictions on Restricted Stock upon the continued employment or service of the recipient, the attainment of specified individual or corporate performance goals, or such other factors as the Board may determine, in its sole and absolute discretion.

(ii) Except as provided in this paragraph (ii) or the applicable Award Agreement, once the Participant has been issued a certificate or certificates for Restricted Stock or the Restricted Stock has been issued in the Participant’s name by book-entry registration, the Participant will have, with respect to the Restricted Stock, the right to vote the Shares, but will not have the right to receive any cash distributions or dividends prior to the lapse of the Restriction Period unless otherwise provided under the applicable Award Agreement or as determined by the Board. If any cash distributions or dividends are payable with respect to the Restricted Stock, the Board, in its sole discretion, may require the cash distributions or dividends to be subjected to the same Restriction Period as is applicable to the Restricted Stock with respect to which such amounts are paid, or, if the Board so determines, reinvested in additional Restricted Stock to the extent Shares are available under Section 3(a) of the Plan. A Participant shall not be entitled to interest with respect to any dividends or distributions subjected to the Restriction Period. Any distributions or dividends paid in the form of securities with respect to Restricted Stock will be subject to the same terms and conditions as the Restricted Stock with respect to which they were paid, including, without limitation, the same Restriction Period.

(iii) Subject to the provisions of the applicable Award Agreement or as otherwise determined by the Board, if a Participant’s service with the Company and it Affiliates terminates prior to the expiration of the applicable Restriction Period, the Participant’s Restricted Stock that then remains subject to forfeiture will then be forfeited automatically.

(iv) If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period (or if and when the restrictions applicable to Restricted Stock are removed pursuant to Section 3(d) or otherwise), any certificates for such Shares will be replaced with new certificates, without the restrictive legends described in Section 8(b) applicable to such lapsed restrictions, and such new certificates will be delivered to the Participant, the Participant’s representative (if the Participant has suffered a Disability), or the Participant’s estate or heir (if the Participant has died).

SECTION 9. Restricted Stock Units. Subject to the other terms of the Plan, the Board may grant Restricted Stock Units to eligible individuals and may, in its sole and absolute discretion, impose conditions on such units as it may deem appropriate, including, without limitation, continued employment or service of the recipient or the attainment of specified individual or corporate performance goals. Each Restricted Stock Unit shall be evidenced by an Award Agreement in the form that is approved by the Board and that is not inconsistent with the terms and conditions of the Plan. Each Restricted Stock Unit will represent a right to receive from the Company, upon fulfillment of any applicable conditions, an amount equal to the Fair Market Value (at the time of the distribution) of one Share. Distributions may be made in cash and/or Shares. All other terms governing Restricted Stock Units, such as vesting, time and form of payment and termination of units shall be set forth in the applicable Award Agreement. The Participant shall not have any shareholder rights with respect to the Shares subject to a Restricted Stock Unit Award until that Award vests and the Shares are actually issued thereunder. A Participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber Restricted Stock Units awarded under the Plan. Subject to the provisions of the applicable Award Agreement or as otherwise determined by the Board, if a Participant’s service with the Company terminates prior to the Restricted Stock Unit Award vesting, the Participant’s Restricted Stock Units that then remain subject to forfeiture will then be forfeited automatically.

SECTION 10. Performance Awards.

(a) Performance Awards Generally. The Board may grant Performance Awards in accordance with this Section 10. Performance Awards may be denominated as a number of Shares, a dollar amount, or specified number of other Awards (or a combination thereof) which may be earned upon achievement or satisfaction of performance conditions specified by the Board. In addition, the Board may specify that any other Award shall constitute a Performance Award by conditioning the vesting or settlement of the Award upon the achievement or satisfaction of such performance conditions as may be specified by the Board. Subject to Section 10(b), the Board may use such business criteria or other measures of performance as it may deem appropriate in establishing the relevant performance conditions and may, in its discretion, adjust such criteria from time to time.

(b) Qualified Performance-Based Compensation Under Section 162(m). Performance Awards intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code will be granted by a compensation committee of the Board consisting solely of at least two individuals who are intended to qualify as “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto) and will be subject to the terms of this Section 10(b). In accordance with the requirements under Section 162(m) of the Code, the maximum number of Shares underlying Performance Awards denominated in shares that may be granted during a calendar year to any Participant shall be 150,000 and the maximum dollar value of Performance Awards denominated in cash that may be granted during a calendar year to any Participant shall be $1,000,000.

(i) Specified Business Criteria. The grant, vesting and/or settlement of a Performance Award subject to this Section 10(b) will be contingent upon achievement of one or more of the following business criteria (subject to adjustment in accordance with Section 10(b)(ii), below):

(A) the attainment of certain target levels of, or a specified percentage increase in: revenues, income before taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, earning per share, after-tax or pre-tax profits, operational cash flow, return on capital employed or returned on invested capital, after-tax or pre-tax return on stockholders’ equity, the price of the Company’s common stock or a combination of the foregoing;

(B) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, the Company’s bank debt or other public or private debt or financial obligations;

(C ) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in all or a portion of controllable expenses or costs or other expenses or costs; and/or

(D) any other objective business criteria that would not cause an Award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code.

Performance goals may be established on a Company-wide basis or with respect to one or more business units, divisions, Affiliates, or products, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. The performance goals for a particular performance period need not be the same for all Participants.

(ii) Adjustments to Performance Goals. The committee described in Section 10(b) may provide, at the time performance goals are established in accordance with Section 10(b)(i), that adjustments will be made to those performance goals to take into account, in any objective manner specified by that committee, the impact of one or more of the following: (A) gain or loss from all or certain claims and/or litigation and insurance recoveries, (B) the impairment of tangible or intangible assets, (C) stock-based compensation expense, (D) restructuring activities reported in the Company’s public filings, (E) investments, dispositions or acquisitions, (F) loss from the disposal of certain assets, (G) gain or loss from the early extinguishment, redemption, or repurchase of debt, (H) changes in accounting principles, or (I) any other item, event or circumstance that would not cause an Award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code. An adjustment described in this Section 10(b)(ii) may relate to the Company or to any subsidiary, division or other operational unit of the Company or its Affiliates, as determined by the committee at the time the performance goals are established. Any adjustment shall be determined in accordance with generally accepted accounting principles and standards, unless such other objective method of measurement is designated by the committee at the time performance objectives are established. In addition, adjustments will be made as necessary to any performance criteria related to the Company’s stock to reflect changes in corporate capitalization, including a recapitalization, stock split or combination, stock dividend, spin-off, merger, reorganization or other similar event or transaction affecting the Company’s equity.

(c) Other Terms of Performance Awards. The Board may specify other terms pertinent to a Performance Award in the applicable Award Agreement, including terms relating to the treatment of that Award in the event of a Change in Control prior to the end of the applicable performance period. The Participant shall not have any shareholder rights with respect to the Shares subject to a Performance Award until the Shares are actually issued thereunder. A Participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber Performance Awards. Subject to the provisions of the applicable Award Agreement or as otherwise determined by the Board, if a Participant’s service with the Company terminates prior to the Performance Award vesting, the Participant’s Performance Award or portion thereof that then remains subject to forfeiture will then be forfeited automatically.

SECTION 11. Amendments and Termination. The Board may amend, alter or discontinue the Plan at any time. However, except as otherwise provided in Section 3, no amendment, alteration or discontinuation will be made which would impair the rights of a Participant with respect to an Award without that Participant’s consent or which, without the approval of such amendment within 365 days of its adoption by the Board by the Company’s stockholders in a manner consistent with Treas. Reg. § 1.422-3 (or any successor provision), would:

(i) increase the total number of Shares reserved for issuance hereunder, or (ii) change the persons or class of persons eligible to receive Awards.

SECTION 12. Prohibition on Repricing Programs. The Board shall not (i) implement any cancellation/re-grant program pursuant to which outstanding Options or SARs under the Plan are cancelled and new Options or SARs are granted in replacement with a lower exercise or base price per share, (ii) cancel outstanding Options or SARs under the Plan with exercise prices or base prices per share in excess of the then current Fair Market Value per Share for consideration payable in equity securities of the Company or (iii) otherwise directly reduce the exercise price or base price in effect for outstanding Options or SARs under the Plan, without in each such instance obtaining shareholder approval.

SECTION 13. Conditions Upon Grant of Awards and Issuance of Shares.

(a) The implementation of the Plan, the grant of any Award and the issuance of Shares in connection with the issuance, exercise or vesting of any Award made under the Plan shall be subject to the Company’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the Shares issuable pursuant to those Awards.

(b) No Shares or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Applicable Law, including the filing and effectiveness of the Form S-8 registration statement for the Shares issuable under the Plan, and all applicable listing requirements of any stock exchange on which Shares are then listed for trading.

SECTION 14. Liability of Company.

(a) Inability to Obtain Authority. If the Company cannot, by the exercise of commercially reasonable efforts, obtain authority from any regulatory body having jurisdiction for the sale of any Shares under this Plan, and such authority is deemed by the Company’s counsel to be necessary to the lawful issuance of those Shares, the Company will be relieved of any liability for failing to issue or sell those Shares.

(b) Grants Exceeding Allotted Shares. If Shares subject to an Award exceed, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, that Award will be contingent with respect to such excess Shares, on the effectiveness under Applicable Law of a sufficient increase in the number of Shares subject to this Plan.

(c) Rights of Participants and Beneficiaries. The Company will pay all amounts payable under this Plan only to the applicable Participant, or beneficiaries entitled thereto pursuant to this Plan. The Company will not be liable for the debts, contracts, or engagements of any Participant or his or her beneficiaries, and rights to cash payments under this Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of the Company.

SECTION 15. General Provisions.

(a) The Board may require each Participant to represent to and agree with the Company in writing that the Participant is acquiring securities of the Company for investment purposes and without a view to distribution thereof and as to such other matters as the Board believes are appropriate. Any certificate evidencing an Award and any securities issued pursuant thereto may include any legend which the Board deems appropriate to reflect any restrictions on transfer and compliance with Applicable Law.

(b) All certificates for Shares or other securities delivered under the Plan will be subject to such share-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the Securities Act of 1933, as amended, the Exchange Act, any stock exchange upon which the Shares are then listed, and any other Applicable Law, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(c) Nothing contained in the Plan will prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required.

(d) Neither the adoption of the Plan nor the execution of any document in connection with the Plan will: (i) confer upon any employee or other service provider of the Company or an Affiliate any right to continued employment or engagement with the Company or such Affiliate, or (ii) interfere in any way with the right of the Company or such Affiliate to terminate the employment or engagement of any of its employees or other service providers at any time.

(e) No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant will pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Board, the minimum required withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company will have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

SECTION 16. Effective Date of Plan. The Plan will become effective on the date that it is duly approved by the Company’s stockholders.

SECTION 17. Term of Plan. The Plan will continue in effect until terminated in accordance with Section 11; provided, however, that no Incentive Stock Option will be granted hereunder on or after the 10th anniversary of the date of stockholder approval of the Plan (or, if the stockholders approve an amendment that increases the number of shares subject to the Plan, the 10th anniversary of the date of such approval); but provided further, that Incentive Stock Options granted prior to such 10th anniversary may extend beyond that date.

SECTION 18. Invalid Provisions. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any Applicable Law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

SECTION 19. Governing Law. The Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws and judicial decisions of the State of Delaware, without regard to the application of the principles of conflicts of laws.

SECTION 20. Board Action. Notwithstanding anything to the contrary set forth in the Plan, any and all actions of the Board or Committee, as the case may be, taken under or in connection with the Plan and any agreements, instruments, documents, certificates or other writings entered into, executed, granted, issued and/or delivered pursuant to the terms hereof, will be subject to and limited by any and all votes, consents, approvals, waivers or other actions of all or certain stockholders of the Company or other persons required by:

(a) the Company’s Certificate of Incorporation (as the same may be amended and/or restated from time to time);

(b) the Company’s Bylaws (as the same may be amended and/or restated from time to time); and

(c) any other agreement, instrument, document or writing now or hereafter existing, between or among the Company and its stockholders or other Persons (as the same may be amended from time to time).

SECTION 21. Notices. Any notice to be given to the Company pursuant to the provisions of this Plan must be given in writing and addressed, if to the Company, to its principal executive office to the attention of its Chief

Financial Officer (or such other Person as the Company may designate in writing from time to time), and, if to a Participant, to the address contained in the Company’s personnel files, or at such other address as that Participant may hereafter designate in writing to the Company. Any such notice will be deemed duly given: if delivered personally or via recognized overnight delivery service, on the date and at the time so delivered; if sent via telecopier or email, on the date and at the time telecopied or emailed with confirmation of delivery; or, if mailed, five (5) days after the date of mailing by registered or certified mail.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

NOBEL LEARNING COMMUNITIES, INC.

The undersigned hereby appoints G. Lee Bohs and William E. Bailey proxies for the undersigned, each with power to appoint his or her substitute, and authorizes each of them acting alone, or together if more than one is present, to represent and to vote, as specified below, all of the shares of the undersigned held of record by the undersigned on September 16, 2010, at the Annual Meeting of Stockholders of Nobel Learning Communities, Inc. (the “Company”) on November 10, 2010, and at all adjournments thereof, on the matters set forth herein and in the discretion of the proxies for the transaction of such other business as may come before the meeting.

Your name should appear exactly as your name appears in the space at the left. For joint accounts, any co-owner may sign. When signing in a fiduciary or representative capacity, please give your full title as such. If a corporation or partnership, sign in full corporate or partnership name by authorized officer or partner.

Date:___________________________________, 2010

(OVER)

1.	ELECTION OF FOUR DIRECTORS TO SERVE FOR A THREE-YEAR TERM (UNTIL THE ANNUAL MEETING OF STOCKHOLDERS FOR FISCAL YEAR 2013).

☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for
	(except as marked to the contrary below):		all nominees listed below

	George H. Bernstein Michael J. Rosenthal	David L. Warnock

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee’s name in the following space:

_______________________________________________________________________________________________

2.	ADOPTION OF THE 2010 OMNIBUS INCENTIVE EQUITY COMPENSATION PLAN.

                                         ☐ FOR                                         ☐ AGAINST                                         ☐ ABSTAIN

3.	RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

                                         ☐ FOR                                         ☐ AGAINST                                         ☐ ABSTAIN

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH NOMINEE AND “FOR” RATIFICATION OF THE SELECTION OF GRANT THORNTON, LLP AS THE COMPANY’S REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE COMPANY’S 2011 FISCAL YEAR. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.